      As filed with the Securities and Exchange Commission on May 8, 2002


                                                      Registration No. 333-73014

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  AMENDMENT #2

                                       To
                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             URANIUM RESOURCES, INC.
                  (Name of small business issuer in its charter)
                                -----------------

        Delaware                         1094                     75-2212772
(State or jurisdiction of     (Primary Standard Industrial      (IRS Employer
incorporation or                Classification Code No.)     Identification No.)
organization)

          650 South Edmonds, Suite 108, Lewisville, TX, 972-219-3330
      ___________________________________________________________________
         (Address and telephone number of principal executive office)

          650 South Edmonds, Suite 108, Lewisville, TX, 972-219-3330
      ___________________________________________________________________
   (Address and telephone number of principal place of business or intended principal place of business)

                               THOMAS H. EHRLICH
                          650 South Edmonds, Suite 108
                                 Lewisville, TX
                                  972-219-3330
            ___________________________________________________________
              Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               ALFRED C. CHIDESTER
                              Baker & Hostetler LLP
                          303 E. 17th Avenue Suite 1100
                             Denver, Colorado 80203
                             Phone No.: 303-764-4091
                              Fax No.: 303-861-2307
                               -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.//

         If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.//

         If this Form is a post-effective amendment filed pursuant to Rule 462
(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.//

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box./X/

         If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box.//

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------
  Title of Each      Dollar Amount to     Proposed Maximum Offering    Proposed Maximum       Amount of
     Class of          be Registered         Price Per Unit (2)       Aggregate Offering   Registration Fee
 Securities to be                                                          Price (2)
 Registered (1)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.001 per
share                   $5,202,581                  $0.12                 $5,202,581        $1,300.65 (3)
------------------------------------------------------------------------------------------------------------
Common Stock,           $2,400,000                $0.12 (4)               $2,400,000            $221 (3)
$0.001 par value
per share
------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are included in this registration such additional number of shares of common stock that may be issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments.

(2) The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The price per common share is based on the average bid and asked price of the common stock on the Over the Counter Bulletin Board maintained by the National Association of Securities Dealers on November 6, 2001.

(3)     Previously paid.

(4)     The price at which the shares will be offered by the Company.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay it effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                    20,000,000 shares for sale by the Company
              43,354,839 Shares for Resale by Certain Shareholders
                             URANIUM RESOURCES, INC.

                                  Common Stock

                                  ------------


         The Company is offering for sale a minimum of 16.25 million shares and a maximum of 20 million shares of common stock. Selling security holders who are identified in this prospectus may offer and sell 43,354,839 shares of common stock. The offering price for shares sold by the Company is $0.12 per share, the closing price on the Over the Counter Bulletin Board on March 27, 2002. The offering price for the common stock sold by selling security holders will be negotiated or will be the prevailing market price as quoted on the Over the Counter Bulletin Board. Uranium Resources will not receive any of the proceeds from sales of shares by selling security holders.

         Shares offered by the Company are being sold on a best-efforts basis by officers, directors and employees of the Company, none of whom will receive any commissions or fees in connection therewith and none of whom will offer shares for the selling security holders.

         A minimum of 16,250,000 shares ($1,950,000) must be subscribed for by June 30, 2002, unless extended up to July 31, 2002 by the Company (the "Expiration Date"). If 16,250,000 shares ($1,950,000) have not been subscribed for prior to the Expiration Date, this offering will terminate and all subscription documents, subscription funds, and related documents will be returned promptly without diminution or deduction, and without interest. Pending sale of the minimum, all subscriptions will be held in an escrow account at Bank of America, N.A.

         All subscription payments and subscription documents will be returned, without interest, promptly upon termination of the Offering if the minimum number of subscriptions has not been received and accepted by the Expiration Date. Once the minimum has been subscribed and accepted, investors will be issued their shares and the Offering may continue until August 31, 2002. The Company reserves the right to refuse or limit subscriptions for Shares for any reason and to close the Offering at any time after a minimum of 16,250,000 shares ($1,950,000) has been properly subscribed.

         Uranium Resources' common stock is quoted on the Over the Counter Bulletin Board under the symbol URIX. On May 6, 2002, the last reported sales price of Uranium Resources common stock was $0.10 per share.


         Before you make your investment decision, please read carefully the risk factors section beginning on page 4, where specific risks associated with these securities are described.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         Our mailing address and telephone number is as follows:

                             Uranium Resources, Inc.
                          650 South Edmonds, Suite 108
                              Lewisville, TX, 75067
                                  972-219-3330


                    The date of this prospectus is May __, 2002

                                                   TABLE OF CONTENTS
=============================================================================================================
                                                                                                      Page

PROSPECTUS SUMMARY                                                                                       2
RISK FACTORS                                                                                             4
USE OF PROCEEDS                                                                                          8
CAPITALIZATION                                                                                           9
DILUTION                                                                                                10
PRICE RANGE OF COMMON STOCK                                                                             11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                                               12
CHANGE IN ACCOUNTANTS                                                                                   14
OVERVIEW OF THE URANIUM INDUSTRY                                                                        14
OUR BUSINESS                                                                                            16
PROPERTIES                                                                                              20
LEGAL PROCEEDINGS                                                                                       23
MANAGEMENT                                                                                              24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                          33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                          35
DESCRIPTION OF CAPITAL STOCK                                                                            36
SELLING STOCKHOLDERS                                                                                    38
PLAN OF DISTRIBUTION                                                                                    41
EXPERTS                                                                                                 42
VALIDITY OF THE SECURITIES                                                                              42
WHERE YOU CAN FIND ADDITIONAL INFORMATION                                                               42
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                                             F-1
EXHIBIT INDEX                                                                                          E-1

=============================================================================================================


                           ----------------
         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                          PROSPECTUS SUMMARY

         This summary of selected information from this prospectus does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus in its entirety before making an investment decision. See "Glossary of Uranium Industry Terms" on page 41 of this prospectus for some definitions.

                                 THE OFFERING

Common stock offered:


By the Company
        Minimum                                                16,250,000 shares ($1.95 million)
        Maximum                                                20,000,000 shares ($2.4 million)


By Selling Security Holders                                    43,354,839 shares

Common stock to be outstanding after this offering             68,992,278 shares, excluding options, warrants and
                                                               rights to purchase 11,732,147 shares


Use of Proceeds                                                  Minimum                    Maximum
                                                                  Amount                     Amount
                                                             (in thousands)             (in thousands)

         Working capital                                         $ 940                     $1,200
         New Mexico holding costs                                  205                        220
         South Texas holding costs                                 215                        300
         South Texas restoration costs                             590                        640
                                                                 -----                     ------
                   Total                                         $1,910                     $2,360
                                                                 ======                     ======


Over the Counter Bulletin Board Symbol                  URIX


Offering Period                                         The Offering will expire on June 30,  2002 unless
---------------
                                                        extended from time to time by the Company up to
                                                        July 31, 2002 (the "Expiration Date"). If a
                                                        minimum of 16,250,000 shares ($1,950,000) has not
                                                        been subscribed for prior to the Expiration Date,
                                                        all amounts paid by subscribers will be promptly
                                                        returned without diminution or deduction but
                                                        without interest. Once the minimum has been
                                                        subscribed for the Offering may continue until
                                                        August 31, 2002.


                                   OUR COMPANY

         We are located at 650 S. Edmonds Lane, Lewisville, Texas 75067. Our telephone number is 972-219-3330.

         We were formed in 1977 to mine uranium in the United States using the in situ leach mining process. This process involves the use of groundwater, supplemented with oxidizing agents, to dissolve the uranium contained in the ore. We pump the resulting solution to the surface where we extract the uranium, dry it and ship it to conversion facilities for sale to our customers.

         We stopped producing uranium in July 1999 because we were unable to sell uranium at a profit. Since July 1999 the published price for uranium has ranged from a low of $7.10 per pound to a high of $10.20 per pound. As of April 3, 2002 the spot price was $9.90. We must be able to sell uranium for at least $12 per pound to achieve a positive cash flow.

         From 1988 to July 1999 we produced about 3.5 million pounds from our Kingsville Dome mine and about 2.6 million pounds from our Rosita mine, both located in South Texas. The Kingsville Dome property possesses additional minable uranium. The Rosita property is almost depleted, although we may still produce some minor amounts of uranium from this property. We have other properties in South Texas and New Mexico that we have never mined.

         We continue to have some operations, consisting primarily of reclamation and restoration activities. As of April 3, 2002 we had 19 employees.


         We currently have enough cash to remain in operations until the end of May 2002. See "OUR BUSINESS - Reclamation and Restoration Costs and Bonding Requirements." If the market price for uranium does not increase to a profitable level by that time, we will be forced to cease all activity unless we can raise additional capital. If this Offering is successful and we sell all 20 million shares, we believe we will have enough cash to remain in operation until mid-2003.


                                  OUR STRATEGY

         We have conducted in-situ mining of uranium in South Texas and have produced 6.2 million pounds of uranium since 1988 from two mining properties. We are making every effort to survive the depressed market for uranium until the price of uranium makes it profitable to mine. Using our production base in South Texas, and moving on to New Mexico, it is our strategic objective to become, again, one of the principal uranium producers in the United States.

                                  SUBSCRIPTIONS


         Investors desiring to subscribe for shares should submit to the Company, prior to the Expiration Date, a check payable to "Uranium Resources, Inc. - Escrow Account" in the amount of the subscription ($0.12 per share) together with their subscription agreement.

                                  RISK FACTORS

         Investing in our common stock will provide you with an equity ownership in Uranium Resources, Inc. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

         The factors identified below are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such future results may not occur or be accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

At current prices we are unable to produce uranium at a profit. We have had operating losses in each of 1999, 2000 and 2001 and expect to have no revenues or operating income in 2002.

         We cannot achieve a positive cash flow until we can sell uranium for at least $12 per pound. The spot price of uranium was $9.90 per pound on March 18, 2002. We incurred losses of $3.8 million in 2001, $3.2 million in 2000 and $39.9 million in 1999. Because of depressed uranium prices, we shut-in and placed on stand-by our two South Texas facilities in the first quarter of 1999.


We will be able to continue in business only if we are able to raise funds in this offering.

         Without additional equity infusions we will be unable to continue in business. In August 2000 and April 2001 we raised $2.835 million cash by selling our common stock. In October 2000 we finalized the Restoration Agreement with Texas regulatory authorities and our bonding company that provided us access during 2001 to $2.2 million of cash pledged to secure restoration bonds. See "OUR BUSINESS - Reclamation and Restoration Costs and Bonding Requirements" for a discussion of the Restoration Agreement. A Second Restoration Agreement was entered into in January 2002 covering January through April 2002. This agreement provided us access to approximately $600,000 during this four month period to continue to conduct restoration activities. If this Offering is successful and we sell all 20 million shares, we believe we will have enough cash to remain in operation until mid-2003. If only the minimum is sold we will be able to remain in business only until the end of March 2003. We do not expect to be able to continue funding restoration expenses under any agreement with Texas and our bonding company similar to the First and Second Restoration Agreements. We will use proceeds of this offering for these expenses incurred after April 2002. See "USE OF PROCEEDS."


         Even if the price of uranium increases and the demand for new production increases, we may not survive long enough to participate in these changes, and we may not have access to the capital necessary to bring new production on line.

If we are unable to access additional capital for restoration activities and working capital purposes we will have to file for bankruptcy protection.

         We need access to additional funding in order to fund our restoration and working capital needs in 2002. If we do not have access to such funds we will need to file for bankruptcy protection.

We must prevail in our action to resolve our ownership of the Vasquez leases or we would lose the right to mine our lowest cost production.

         If we are unsuccessful in our action to declare the validity of the leases for the Vasquez property, we would lose our ability to start mining at our property with the lowest cost of production. See "LEGAL PROCEEDINGS."

We must have access to about $3 million in order to commence mining our Vasquez property.

         If we cannot raise another $3 million we will be unable in order to construct the plant, drill injection and production wells and establish the necessary cash collateral for a bond at our Vasquez property. We will need to raise these funds from sources not yet identified. If we cannot raise these funds we will be unable to produce uranium even if the price increases to a level that we can produce and sell uranium at a profit.

More stringent federal and state regulations could adversely affect our business.

         If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to adequately manage future environmental issues, our operations could be materially and adversely affected. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future. Although we believe our properties comply in all material respects with all relevant permits, licenses and regulations pertaining to worker health and safety as well as those pertaining to the environment, the historical trend toward stricter environmental regulation may continue.

The volatility of uranium prices makes our business uncertain.

         The volatility of uranium prices makes long-range planning uncertain and raising capital difficult. The price of uranium is affected by numerous factors beyond our control, including the demand for nuclear power, political and economic conditions, and legislation and production and costs of production of our competitors. Imports of uranium, including imports of uranium from the former Soviet Union, have resulted in significant downward pressure on uranium prices.

We will be unable to obtain financing for the Vasquez property unless we can obtain a long-term contract to supply uranium at not less than $12 per pound.

         We do not have any scheduled uranium deliveries under contract for 2002 or beyond. We must secure profitable uranium sales contracts to secure the financing to resume production at our properties or we will be forced to go out of business.

The only market for uranium is nuclear power plants, and there are only a few customers.


         We are dependent on a small number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly-produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.


The price of alternative energy sources affects the demand for and price of uranium.

         Lower prices of oil, gas, coal and hydro-electricity and the possibility of developing other low cost sources for energy, have made and could continue to make nuclear power a less attractive fuel to generate electricity, thus resulting in lower demand for uranium. Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity.

Public acceptance of nuclear energy is uncertain.

         Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and increase the regulation of the nuclear power industry.

Because we have limited capital, inherent mining risks pose a significant threat to us.

         Because we are small with limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, interruptions due to weather conditions and other acts of nature. Such risks could result in damage to or destruction of our wellfield infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

Our inability to obtain insurance would threaten our ability to continue in business.


         We currently have liability and property damage insurance that we believe is adequate. However, the insurance industry is undergoing change and premiums are being increased. If premiums should increase to a level we cannot afford, we could not continue in business.


Our inability to obtain bonding would threaten our ability to continue in business.


         If we are unable to comply with bonding requirements we would be unable to continue in business. As of December 31, 2001 we have estimated that our future restoration, decommissioning, decontamination and reclamation costs are about $ 4.7 million. To secure this obligation, we have posted surety bonds totaling approximately $3.1 million at April 30, 2002, of which $656,000 was collateralized by cash on that date. Before we can commence operations we must post an additional $3.5 million in bonds for such costs with the state of Texas, and we have no commitment from our bonding company to post such a bond without 100% cash collateral. See "LEGAL PROCEEDINGS." Our license to mine is contingent on posting the additional bonds. If we cannot post the bonds, we cannot mine. If we cannot mine, we have no source of revenue and no viable business.


         In addition, we anticipate that our future surety requirements will increase significantly when future development and production occurs at our sites in Texas and New Mexico. The amount of the surety for each producing property is subject to annual review and revision by regulators.

If we cannot add additional reserves to replace production in the future, we would not be able to remain in business.

         Our future uranium production, cash flow and income are dependent upon our ability to mine our current properties and acquire and develop additional reserves. Reserves at our producing sites were depleted in 1999, although there is the potential for developing additional wellfields at Kingsville Dome.




Competition from better capitalized companies impacts prices and out ability to acquire properties, capital and personnel.

         The amount of uranium produced by competitors or imported into the United States has a material impact on uranium prices. There is global competition for uranium properties, capital, customers and the employment and retention or qualified personnel. In the production and marketing of uranium there are about 15 major producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. We also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union.

The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this Offering may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities.

         The Company will have 68,992,278 shares of Common Stock outstanding immediately following the Offering (assuming the sale of all 20 million shares pursuant to the Offering), all of which will be freely transferable without restriction in the United States. The Company believes that all of such shares will be freely transferable without restriction in the United States, subject to compliance, as to certain of the shares, with the provisions of Rule 144 under the Securities Act.

         In addition, 5,625,000 shares are reserved for issuance upon exercise of warrants; 3,705,495 shares are reserved for issuance upon the exercise of outstanding options granted under the Company's Option Plans; 180,000 shares may be issued upon the conversion of certain debt; and 2,221,652 shares may be issued upon the conversion of certain deferred compensation into shares. The Company believes that all of such shares will be freely transferable without restriction in the United States, subject to compliance, as to certain of the shares, with the provisions of Rule 144 under the Securities Act.

         The availability for sale of such a large amount of shares may depress the market price for our common stock and impair our ability to raise additional capital through the sale of common stock.

                                 USE OF PROCEEDS

         We will receive no proceeds from the sale of shares by selling security holders. All such proceeds will be paid to the selling stockholders.


         The Net Offering Proceeds are estimated to be $2.36 million if the maximum number of Shares is sold and $1.91 million if the minimum number is sold. The following table sets forth the estimated application of the Net Offering Proceeds by the Company:



                                                 Minimum                         Maximum
       Item of Expenditure                   Amount      Percent             Amount      Percent
                                         (In thousands)                   (In thousands)

Working Capital                               $940            49%                $1,210           51%

New Mexico Holding Costs                       205            11%                 220              9%

South Texas Holding Costs                      215            11%                 300             13%

South Texas Restoration Costs                  550            29%                 630             27%
                                        ==================                  ================

       Total                                $1,910,000                         $2,360,000


         Pending such uses, the Company will invest the net proceeds of the Offering in commercial paper, bankers' acceptances and other short-term, investment-grade securities.

         Although the estimates set forth above represent the Company's best estimate of the intended use of proceeds from the Offering, the timing and amount of funds required for specific uses by the Company cannot be precisely determined. The use of proceeds from the Offering is subject to change.

                                 CAPITALIZATION


         The following table sets forth the actual consolidated capitalization of the Company at February 28, 2002 and as adjusted to give effect to the sale of 16.25 million shares at the minimum and 20 million shares at the maximum and the anticipated application by the Company of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto.

                                                                            February 28, 2002

                                                               Actual        Adjusted          Adjusted
                                                                            Minimum/1/        Maximum/2/
                                                         --------------------------------------------------------
Long-term debt (including current portion)                             $585              $585               $585
Short-term notes                                                         --                                   --
Shareholders' equity:
 Common stock,  $0.001 par value per share, 100,000,000
  shares authorized 48,992,2783 shares issued and
  outstanding and 68,992,2783 shares issued
  and outstanding, as adjusted                                           49                65                 69
Paid-in capital                                                      50,299            52,193             52,639
Retained deficit                                                   (54,314)          (54,314)           (54,314)

Less:  Treasury stock (152,500 shares), at cost                         (9)               (9)                (9)
                                                                        ---               ---                ---
  Total shareholders' equity                                        (3,975)           (2,065)            (1,615)
                                                                    -------           -------            -------
Total capitalization                                               $(3,390)          $(1,480)           $(1,030)
                                                                   ========          ========           ========

--------------------------

(1) Assumes net proceeds of $1.91 million after deducting offering expenses estimated at $40,000.

(2) Assumes net proceeds of $2.36 million, after deducting offering expenses estimated at $40,000.

(3) Outstanding shares exclude 11,732,147 shares issuable upon exercise of options and warrants.

                                    DILUTION


         Assuming the sale of 16.25 million shares at the minimum, the net tangible book value per share will be approximately $(0.03) or approximately 125 percent less than the offering price of $0.12 per share. Assuming the sale of 20 million shares at the maximum, the net tangible book value per share will be approximately $(0.02) or approximately 117% less than the offering price of $0.12 per share. The following table illustrates this per share dilution, assuming the Offering had been completed on February 28, 2002.

                                                                   Minimum              Maximum
Offering Price per share                                     $0.12                $0.12

Net tangible book value per                                  $(0.08)              $(0.08)
share before Offering (1)

Net tangible book value per share after Offering (1)         $(0.03)              $(0.02)

Increase to current Stockholders                             $ 0.05               $0.06
in net tangible book value per
share due to Offering

Dilution per share to investors (2)                          $0.15                $0.14

-----------------------------------------
(1) "Net Tangible Book Value" is the amount that results from subtracting the total liabilities, deferred costs, and intangible assets of the Company from its total assets.

(2) "Dilution" is the difference between the offering price and the net tangible book value of the shares immediately after the Offering.

                           PRICE RANGE OF COMMON STOCK

                  Before March 24, 1999 our Common Stock was traded on NASDAQ National Market under the trading symbol URIX. On March 23, 1999, our common stock was delisted from the NASDAQ National Market. From March 24, 1999 through November 13, 2000 our stock was quoted on the Over the Counter Bulletin Board. On November 14, 2000 we became ineligible for trading on the OTCBB and began trading on the Pink Sheets. Commencing August 22, 2001 we again were quoted on the OTCBB.

         The following table sets forth the high and low sales prices for the Common Stock as reported on the applicable markets for the periods indicated:

                                            Common Stock
                                            ------------
Fiscal Quarter Ending             High              Low
---------------------             ----              ---


March 31, 2002                    $0.17             $0.09
December 31, 2001                 0.15              0.08
September 30, 2001                0.22              0.15
June 30, 2001                     0.26              0.075
March 31, 2001                    0.30              0.035
December 31, 2000                 1/8               2/64
September 30, 2000                9/64              5/64
June 30, 2000                     3/16              3/32
March 31, 2000                     14/32            7/64
December 31, 1999                 13/64             7/64
September 30, 1999                9/32              5/32
June 30, 1999                     27/64             5/32
March 31, 1999                    1/2               1/8


         The high and low closing prices for the common stock for the period January 1, 2001 to December 31, 2001, was $0.30 and $0.035 respectively.

         As of December 31, 2001, we had 48,992,278 shares of Common Stock outstanding. On that date there were 165 holders of record and about 2,200 beneficial owners.

         We have never paid any cash or other dividends on our Common Stock, and we do not anticipate paying dividends for the foreseeable future.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


PLAN OF OPERATION AND LIQUIDITY

         Since mid 1999 the market price of uranium has been and continues to be below our cost to produce uranium. We expect this condition to continue at least through 2002. In response to these market conditions, since mid 1999 we have shut in our producing properties. In 1999 and the first quarter of 2000 we monetized all of our remaining uranium sales contracts by accelerating future contracted deliveries or terminating contracts for receipt of proceeds equal to the net present value of the projected future net proceeds under the remainder of the contract. The proceeds were used for working capital purposes. Since the first quarter of 2000 we have had no source of revenue and have had to rely on equity infusions to remain in business.

         In August 2000 and April 2001 we raised an aggregate of $2,835,000 through the issuance of common stock and warrants . The funds were used to fund our non-restoration overhead costs.

         Since July 2000, our restoration costs were funded pursuant to agreements with the state of Texas and our bonding company that gave us access to cash collateral we had posted to secure obligations under restoration bonds issued by our bonding company. This arrangement terminated at the end of April 2002. Pursuant to these agreements we used approximately $1.97 million of such cash collateral. A balance of $656,000 in cash collateral remains. After April 30, 2002 we no longer have access to the cash collateral to fund our restoration expenses.

         As of May 3, 2002 we have cash of $225,000. Our monthly cash expenses are approximately $200,000. If we do not raise additional capital by June 1 we will be forced to file in bankruptcy. This offering is intended to supply the additional equity infusion, but we cannot be certain that it will be consummated in time to prevent our bankruptcy.

         In order to maintain the rights to our uranium properties in South Texas and New Mexico we are required to make annual payments. Lease payments for our Texas properties are projected to cost approximately $160,000 in 2002 and cover about 3,800 acres of land. Lease payments for our New Mexico properties are projected to cost approximately $140,000 and cover about 180,000 acres of land. Additionally, in the State of Texas we are required to maintain a Radioactive Materials license from the Texas Department of Health which requires an annual fee of approximately $150,000 in 2002.


COMPARISON OF RESULTS OF OPERATIONS

Year Ended December 31, 2001 Compared to 2000

         Our primary operations in 2001 were the ongoing groundwater restoration activities at our Kingsville Dome and Rosita mine sites. These full-scale operations began in the third quarter of 2000 and continued through 2001 as a result of the completion of the Restoration Agreement in the third quarter of 2000. Prior to the completion of the Restoration Agreement we were conducting restoration activities on a smaller scale and maintaining each production site in a stand-by mode. While in stand-by costs related to each site are treated as ongoing operating expenses.

         We had no uranium sales in 2001 compared to the sale of 98,000 pounds in 2000, resulting in the decrease in revenues from $937,000 in 2000 to zero in 2001. The 98,000 pounds sold in 2000 consisted of 85,000 purchased pounds and 13,000 produced pounds. The year ended 2000 also had other uranium revenues of $145,000 related to the monetization of a long-term uranium sales contract. No such other uranium revenues were generated in 2001.

         The cost of uranium purchases in 2000 was $9.41 per pound. There were no uranium purchases in 2001. Operating expenses decreased to $56,000 in 2001 from $734,000 in 2000 as a result of full scale restoration activities being conducted for the entire year in 2001 compared to the second half of 2000.

         Restoration and reclamation costs have been accrued for at $0.95 per-pound as part of production costs, representing the estimated cost of future restoration activities. In 2001, the restoration activities that were conducted provided information that was used to update our overall restoration plan at each location. As a result of a revised engineering study it was determined that an adjustment to the restoration accrual was required. An increase of such accrual of $2,072,000 was recorded in 2001. The restoration charge in 2000 of $12,000 resulted from the sale of the Company's remaining produced inventory.

         Depreciation and depletion includes an amount for each pound produced and an amount based on straight line depreciation. The amount in 2000 was $194,000 and consisted primarily of straight line depreciation while on stand-by for the first half of the year. The amount in 2001 decreased significantly as a result of the change to restoration activity for the full year.

         We incurred charges in 2001 and 2000 from the writedown of our uranium properties of $475,000 and $1,415,000 respectively. These charges resulted from our determination that an impairment in the value of our long-term assets had occurred during each respective year.

         Royalties in 2000 of $17,000 were from the sale of produced uranium during the year. No such sales and related royalties occurred in 2001.

         Corporate general and administrative expenses declined to $1,192,000 in 2001 from $1,359,000 in 2000 as a result of lower salaries, reduced staff and other cost reductions.

         Interest and other income totaled $100,000 in 2001 compared to $365,000 in 2000. This reduction resulted primarily from a gain on the sale of property in South Texas ($112,000) in 2000 and a reduction in interest from the funds held as collateral for the Company's bond obligations.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

            In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which addresses financial accounting and reporting for business combinations. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for under the purchase method initiated before but completed after June 30, 2001. The adoption of SFAS No. 141 is not expected to have a material impact on the Company's financial position or results of operations.

            In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses, among other things, the financial accounting and reporting for goodwill subsequent to an acquisition. The new standard eliminates the requirement to amortize acquired goodwill; instead, such goodwill shall be reviewed at least annually for impairment. SFAS No. 142 is required to be adopted on January 1, 2002. The adoption of SFAS No. 142 is not expected to have a material impact on the Company's financial position or results of operations.

            In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for the recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS No. 143 on January 1, 2003 and is currently evaluating the impact on its financial position or results of operations.

            In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 did not address the accounting for a segment of a business accounted for as a discontinued operation which resulted in two accounting models for long-lived assets to be disposed of. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 on January 1, 2002, and anticipates no impact on its financial position or results of operations.

                              CHANGE IN ACCOUNTANTS

         In February 2001 our Board of Directors and Audit Committee approved the replacement of our accounting firm, Arthur Andersen LLP, with Hein + Associates LLP to perform the audit of our financial statements for the years ended December 31, 1999 and 2000. The Andersen audit reports for 1998 and 1997 contained a modified opinion regarding our ability to continue as a going concern.

         During 1997 and 1998 and subsequent interim periods preceding this change, there had been no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which, if not resolved to the satisfaction of Andersen, would have caused them to make reference to the subject matter of such disagreements in connection with issuing their reports. Also, no reportable events, within the meaning of Item 304(a)(1)(v) of Regulation S-K, has occurred during the two most recently completed years and subsequent interim periods, preceding this change. We provided Andersen with these disclosures, and Andersen has furnished us with a letter, addressed to the Securities and Exchange Commission (the "Commission"), stating that they agree with the statements contained herein.

                        OVERVIEW OF THE URANIUM INDUSTRY

         The only significant commercial use for uranium is as fuel for nuclear power plants for the generation of electricity. During 2000, 435 nuclear power plants were operating in the world and consumed an estimated 166 million pounds of uranium. World wide production of uranium was only about 91 million pounds. In the United States there are 103 nuclear power plants that consume about 50 million pounds of uranium per year and produce about 22% of the electricity used.

         Based on reports by the Ux Consulting Company, LLC ("Ux") and the Uranium Institute ("UI"), since the early 1990s, worldwide uranium production has satisfied only 50% to 55% of worldwide demand, and this ratio has also been true in the Western world. Ux reports that the gap has been filled by secondary supplies, such as inventories held by governments, utilities and others in the fuel cycle, including the highly enriched uranium (HEU) inventories which are a result of the agreement between the US and Russia to blend down nuclear warheads. In the period 2002-2010 Ux projects western production to be sufficient to cover only 55% of western demand.

         Ux reports that secondary sources combined with uranium production from existing uranium mines will not be sufficient to meet the world's requirements. New production will be needed. Ux projects that the industry will need uranium prices significantly higher than current prices to stimulate the capital investment needed to support such new production.

         Spot price is the price at which uranium may be purchased for delivery within one year. Spot prices have been more volatile historically than long-term contract prices, increasing from $6.00 per pound in 1973 to $43.00 per pound in 1978, declining to $7.25 per pound in October 1991, increasing to $16.50 per pound in May 1996 and again declining to $7.10 at December 31, 2000. Since year-end 2000 the spot price has increased to $9.60 at December 31, 2001. The spot price at March 18, 2002 was $9.90.

The following graph shows spot prices per pound from 1980 to March 18, 2002, as reported by Trade Tech.

                                     [CHART]

                 Average Annual Spot Price per Pound of Uranium
Price Per Pound

1980  1982  1984  1986  1988  1990  1992  1994  1996  1998  2000  2002
$0  $5  $10  $15  $20  $25  $30  $35

---------
All prices beginning in 1993 represent U\\3\\O\\8\\ deliveries available to U.S. utilities.

                                  OUR BUSINESS
THE COMPANY

         We were organized in 1977 to mine uranium in the United States using the in situ leach mining process, a process in which groundwater fortified with oxidizing agents is pumped into the ore body causing the uranium contained in the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium that is shipped to conversion facilities for sale to our customers. This process is generally more cost effective and environmentally benign than conventional mining techniques.

         Since 1988 we have produced about 6.1 million pounds of uranium from two mines in South Texas. Our Kingsville Dome mine produced about 3.5 million pounds and the Rosita mine produced about 2.6 million pounds. Additional mineralized uranium materials exist at Kingsville Dome, but additional capital investment will be required in order to mine this property. The Rosita property is essentially at the end of its productive capacity, although some minor mineralized uranium materials remain that may be produced.

         We stopped producing uranium in July 1999 because we were unable to sell uranium at a profit. As of December 31, 2001 the spot price was $9.60. We must be able to sell uranium for at least $12 per pound to achieve a positive cash flow.

         In 1998, 1999 and 2000 we wrote down the carrying value of our properties. The 1998 writedown was about $18,000,000 ($12.3 million for Kingsville Dome and $5.6 million for Rosita) and was a non-cash charge to earnings in the third quarter of 1998. In 1999 the writedown resulted in a pre-tax charge to earnings of about $38.4 million. In 2000 the writedown resulted in a pre-tax charge to earnings of about $1.4 million. After these write-downs, our uranium properties had a net book value of about $774,000 at December 31, 2000 compared to $61.4 million at December 31, 1997.

         In addition to the Kingsville Dome property, we have another property in South Texas - the Vasquez property, and properties in New Mexico. Commencement of production at any of these properties will be dependent on an increase in uranium prices to profitable levels, the availability of sales contracts and the availability of capital.

         As of December 31, 2001 we had 19 employees, including one geologist, four engineers and two certified public accountants. We have field offices at Kingsville Dome, Rosita and Crownpoint.

THE IN SITU LEACH MINING PROCESS

         The in situ leach mining process is a form of solution mining. It differs dramatically from conventional mining techniques. The in situ leach technique avoids the movement and milling of significant quantities of rock and ore as well as mill tailing waste associated with more traditional mining methods. It is generally more cost-effective and environmentally benign than conventional mining. Historically, the majority of United States uranium production resulted from either open pit surface mines or underground shaft operations.

         The in situ leach process was first tested for the production of uranium in the mid-1960s and was first applied to a commercial-scale project in 1975 in South Texas. It was well established in South Texas by the late 1970's where it was employed in about twenty commercial projects, including two operated by us.

         In the in situ leach process, groundwater fortified with oxygen and other solubilizing agents is pumped into a permeable ore body causing the uranium contained in the ore to dissolve. The resulting solution is pumped to the surface. The fluid-bearing uranium is then circulated to an ion exchange column on the surface where uranium is extracted from the fluid onto resin beads. The fluid is then reinjected into the ore body. When the ion exchange column's resin beads are loaded with uranium they are removed and flushed with a salt-water solution, which precipitates the uranium from the beads. This leaves the uranium in slurry, which is then dried and packaged for shipment as uranium powder.

         We have historically used a central plant for the ion exchange. In order to increase operating efficiency and reduce future capital expenditures, we began the design and development of wellfield-specific remote ion exchange methodology. Instead of piping the solutions over large distances through large diameter pipe lines and mixing the waters of several wellfields together, each wellfield will be mined using a dedicated satellite ion exchange facility. This will allow ion exchange to take place at wellfield instead of at the central plant. A wellfield consists of a series of injection wells, production (extraction) wells and monitoring wells drilled in specified patterns. Wellfield pattern is crucial to minimizing costs and maximizing efficiencies of production. The satellite facilities allow mining of each wellfield using its own native groundwater. This eliminates problems associated with progressive buildup of dissolved solids in the groundwater, thereby enhancing mining efficiencies and uranium recoveries.

ENVIRONMENTAL CONSIDERATIONS AND PERMITTING

         Uranium mining is regulated by the federal government, states and, where conducted in Indian Country, by Indian tribes. Compliance with such regulation has a material effect on the economics of our operations and the timing of project development. Our primary regulatory costs have been related to obtaining licenses and permits from federal and state agencies before the commencement of mining activities.


         Radioactive Material License. Before commencing operations in both Texas and New Mexico, we must obtain a radioactive material license. Under the federal Atomic Energy Act the United States Nuclear Regulatory Commission has primary jurisdiction over the issuance of a radioactive material license. However, the Atomic Energy Act also allows for states with regulatory programs deemed satisfactory by the Commission to take primary responsibility for issuing the radioactive material license. The Commission has ceded jurisdiction for such licenses to Texas but not to New Mexico. Such ceding of jurisdiction by the Commission is hereinafter referred to as the "granting of primacy."


         The Texas Department of Health is the permitting agency for the radioactive materials license. For operations in New Mexico, radioactive material licensing is handled directly by the United States Nuclear Regulatory Commission.

         See "PROPERTIES" and "LEGAL PROCEEDINGS" for the status of our radioactive materials license for New Mexico and our Texas properties.


         Underground Injection Control Permits("UIC"). The federal Safe Drinking Water Act creates a nationwide regulatory program protecting groundwater. This act is administered by the United States Environmental Protection Agency (the "USEPA"). However, to avoid the burden of dual federal and state (or Indian tribal) regulation, the Safe Drinking Water Act allows for the UIC permits issued by states (and Indian tribes determined eligible for treatment as states) to satisfy the UIC permit required under the Safe Drinking Water Act under two conditions. First the state's program must have been granted primacy. Second, the USEPA must have granted, upon request by the state, an aquifer exemption. The USEPA may delay or decline to process the state's application if the USEPA questions the state's jurisdiction over the mine site.


         Texas has been granted primacy for its UIC programs, and the Texas Natural Resource Conservation Commission administers UIC permits. The Texas Natural Resource Conservation Commission also regulates air quality and surface deposition or discharge of treated wastewater associated with the in situ leach mining process.

         New Mexico has also been granted primacy for its program. The Navajo Nation has been determined eligible for treatment as a state, but it has not requested the grant of primacy from the USEPA. Until the Navajo Nation has been granted primacy, in situ leach uranium mining activities within Navajo

Nation jurisdiction will require UIC permit from the USEPA. Despite some procedural differences, the substantive requirements of the Texas, New Mexico and USEPA underground injection control programs are very similar.

         Properties located in Indian Country and where status as Indian Country is in dispute remain subject to the jurisdiction of the USEPA. Some of our properties are located in areas that are Indian Country. In others, the status is in dispute. For these properties we are a bystander in a dispute between New Mexico regulators and the USEPA.

         See "PROPERTIES" AND "LEGAL PROCEEDINGS" for a description of the status of our UIC permits in Texas and New Mexico.

         Other. In addition to radioactive materials licenses and underground injection control permit, we are also required to obtain from governmental authorities a number of other permits or exemptions, such as for waste water discharge, land application of treated waste water, and for air emissions.

         The current environmental regulatory program for the in situ leach industry is well established. Many in situ leach mines have gone full cycle without any significant environmental impact. However, the public anti-nuclear lobby can make environmental permitting difficult and timing less than predictable.

          In order for a licensee to receive final release from further radioactive materials license obligations after all of its mining and post-mining clean-up have been completed, approval must be issued by the Texas Department of Health along with concurrence from the United States Nuclear Regulatory Commission.

         In addition to the costs and responsibilities associated with obtaining and maintaining permits and the regulation of production activities, we are subject to environmental laws and regulations applicable to the ownership and operation of real property in general, including but not limited to the potential responsibility for the activities of prior owners and operators.

RECLAMATION AND RESTORATION COSTS AND BONDING REQUIREMENTS

         At the conclusion of mining, a mine site is decommissioned and decontaminated, and each wellfield is restored and reclaimed. Restoration involves returning the aquifer to its pre-mining use and removing evidence of surface disturbance. Restoration can be accomplished by flushing the ore zone with native ground water or using reverse osmosis to remove ions, minerals and salts to provide clean water for reinjection to flush the ore zone. Decommissioning and decontamination entails dismantling and removing the structures, equipment and materials used at the site during the mining and restoration activities.

         Our surety bond requirement at December 31, 2001 was about $4.2 million and related to our operations at Kingsville Dome and Rosita. We have posted surety bonds in that amount from the United States Fidelity and Guaranty Company and have deposited as collateral for such bonds cash of about $1.4 million at December 31, 2001. We are obligated to fund the cash collateral account with an additional $0.50 for each pound of uranium produced until the account accumulates an additional $1.0 million. We estimate that our actual reclamation liabilities at December 31, 2001 are about $4.7 million, which has been charged to earnings. These financial surety obligations are reviewed and revised periodically by the Texas regulators. Before we can commence operations we must post an additional $3.5 million in bonds for such costs with the state of Texas, and we have no commitment from our bonding company to post such a bond without 100% cash collateral. See "LEGAL PROCEEDINGS."

         We are performing ongoing restoration and reclamation at certain of our wellfields at Rosita and Kingsville Dome. In October 2000 we signed an agreement with the State of Texas and our bonding company that provided us access to $2.2 million pledged to secure restoration bonds (the "Restoration Agreement"). A second Restoration Agreement was entered into in January 2002 covering January through April 2002. This agreement provides us access to approximately $600,000 during this four-month period to continue to conduct restoration activities. For each dollar released from the cash collateral account, the surety bonds are reduced by one dollar.

         We expect to post a surety bond of about $1.3 million prior to receiving the permits for the mining of the Vasquez project and that all or a major portion will need to be collateralized by cash.

         In New Mexico, surety bonding will be required before commencement of mining. The amount of the surety bond will be subject to annual review and revision by the United States Nuclear Regulatory Commission and the State of New Mexico or the USEPA.

WATER RIGHTS

         Water is essential to the in situ leach process. It is readily available in South Texas. In Texas water is subject to capture, and we do not have to acquire water rights through a state administrative process. In New Mexico water rights are administered through the New Mexico State Engineer and can be subject to Indian tribal jurisdictional claims. New water rights or changes in purpose or place of use or points of diversion of existing water rights, such as those in the San Juan and Gallup Basins where our properties are located, must be obtained by permit from the State Engineer. Applications may be approved subject to conditions that govern exercise of the water rights.

         Jurisdiction over water rights becomes an issue in New Mexico when an Indian nation, such as the Navajo Nation, objects to the State Engineer's authority and claims tribal jurisdiction over Indian Country. This issue may result in litigation between the Indian nation and the state, which may delay action on water right applications, and can require applications to the appropriate Indian nation and continuing jurisdiction by the Indian nation over use of the water. The foregoing issues arise to a greater or lesser extent in connection with our New Mexico properties.


         In New Mexico, we hold approved water rights to provide sufficient water to conduct mining at the Churchrock project for the projected life of the mine. We also hold three unprotested senior water rights applications that, when approved, would provide sufficient water for the projected life of the Crownpoint project. The water rights for the Crownpoint project are in the review process by the New Mexico State Engineer Offices. We cannot estimate the timing of the completion of such review but do expect a favorable result once the review is completed.


MINERALIZED URANIUM MATERIALS

         We have previously reported the proven and probable reserve base for each of our projects in Texas and New Mexico assuming that each of these projects would be placed into production at a future date. Because the price of uranium remains unprofitable, in December 1999 we reclassified our significant uranium holdings from reserves to mineralized uranium materials consistent with the Securities and Exchange Commission definitions. See "Glossary."

MARKETING STRATEGY/URANIUM SALES CONTRACTS

         Long-term contracts have historically been our primary source of revenue. There were no uranium sales in 2001 and in 2000 we had sales to one customer that amounted to more than 10% of total sales.

         Currently, we have no scheduled uranium deliveries under contract for 2002 or beyond.

COMPETITION

         We market uranium to utilities in direct competition with supplies available from various sources worldwide. The Company competes primarily based on price.

                                   PROPERTIES

SOUTH TEXAS

         Kingsville Dome

         The Property. The Kingsville Dome property consists of mineral leases from private landowners on about 3,000 gross and net acres located in central Kleberg County, Texas. The leases provide for royalties based upon a percentage of uranium sales of 6.25%. The leases have expiration dates ranging from 2000 to 2007. With a few minor exceptions, all the leases contain clauses that permit us to extend the leases not held by production by payment of a per acre royalty ranging from $10 to $30.

         Production History. Initial production commenced in May 1988. Since then we have produced a total of 3.5 million pounds.
Production was stopped July 1999 because of depressed uranium prices.

         Further Development Potential. Further exploration and development activities are not currently planned and are not anticipated until uranium prices increase. We believe that there is a significant quantity of uranium remaining at Kingsville Dome that could be mined if prices were favorable and sufficient funding for delineation and development were available. We spent about $100,000 in capital expenditures in 2001. Significant expenditures are not expected in 2002.

         Permitting Status. Texas has been granted primacy for its UIC programs, and the Texas Natural Resource Conservation Commission administers UIC permits. The Texas Natural Resource Conservation Commission also regulates air quality and surface deposition or discharge of treated wastewater associated with the in situ leach mining process. A radioactive material license and underground injection control permit have been issued. As new areas are proposed for production, minor amendments to the license and permit are required. Our Production Area Authorization #3 is being reviewed by the TNRCC. See "LEGAL PROCEEDINGS." The term of the license and underground injection control permit is open-ended.

         Restoration and Reclamation. We spent about $415,000 in restoration costs at Kingsville Dome in 2000 and $930,000 in 2001 that was funded under the Restoration Agreement. See "OUR BUSINESS - Reclamation and Restoration Costs and Bonding Requirements" for a discussion of the Restoration Agreement.

         Rosita

         The Property. The Rosita property consists of mineral leases on about 3,000 gross and net acres located in northeastern Duval County, Texas. The leases provide for royalties based upon a percentage of uranium sales of 6.25%. All of the leases have are beyond their expiration dates and, with a few minor exceptions, all contain clauses that permit us to extend the leases not held by production by payment of a per acre royalty ranging from $10 to $30. We have paid such royalties on all material acreage.

         Production History. From 1990 through July 1999 we produced 2.7 million pounds. Because of depressed uranium prices Rosita was shut-in and placed on stand-by in July 1999.

         Further Development Potential. We spent about $56,000 in capital expenditures in 2001. Significant expenditures are not expected in 2002.

         Permitting Status. Texas has been granted primacy for its UIC programs, and the Texas Natural Resource Conservation Commission administers UIC permits. The Texas Natural Resource Conservation Commission also regulates air quality and surface deposition or discharge of treated wastewater associated with the in situ leach mining process. We have the radioactive materials license and underground injection control permit for this property. Some minor amendments for further production within the permit area will be required if development proceeds. The term of the license and UIC permit is effectively open-ended.

         Restoration and Reclamation. We spent about $410,000 on restoration costs in 2000 and $730,000 in 2001 that was funded under the Restoration Agreement. See "OUR BUSINESS - Reclamation and Restoration Costs and Bonding Requirements" for a discussion of the Restoration Agreement.

         Vasquez

         The Property. The property consists of four mineral leases on 842 gross and net acres located in southwestern Duval County, Texas. The lease term expired in February 2000. We tendered payment under the shut-in royalty clause in 2000 and 2001. The lessor returned the shut-in royalty payments for 2000 and 2001 without disclosing their reasons for rejecting the payment. We believe that we continue to hold our rights to the property under either the shut-in royalty or the continuing development clauses of the leases. The leases provide for a 6.25% royalty based on uranium sales. We have commenced an action in District Court in Duval County to declare that our leases remain in effect. See "LEGAL PROCEEDINGS."

         Development Plan. The timing of production will be dependent on a number of factors, including raising additional capital of about $3.0 million for construction, development and financial surety needs.

         Permitting Status. All of the required permits for this property have been received from the Texas Natural Resource Conservation Commission and the Texas Department of Health.

NEW MEXICO PROPERTIES

         General. We have various interests in properties located in New Mexico. We have patented and unpatented mining claims, mineral leases and some surface leases from private parties, the Navajo Nation and Navajo allottees.

         Churchrock

         The Property. The Churchrock project encompasses about 2,200 gross and net acres. The properties are located in McKinley County, New Mexico and consist of three parcels, known as Section 8, Section 17 and Mancos. None of these parcels lies within the area generally recognized as constituting the Navajo Reservation. We own the mineral estate in fee for both Sections 17 and the Mancos properties. The surface estate on Section 17 is owned by the United States Government and held in trust for the Navajo Nation. We own patented and unpatented mining claims on Section 8.

         Development Plan. We anticipate that Churchrock will be the first of our New Mexico properties we will develop. We spent about $62,000 in 2001 for permitting activities and land holding costs. We do not anticipate significant spending in 2002.

         Water Rights. The State Engineer approved our water rights application in October 1999 and granted us sufficient water rights for the life of Churchrock.


         Permitting Status. We have the radioactive material license for Section
8. This license is subject to the continuing proceedings described under "LEGAL PROCEEDINGS." With respect to the UIC permits, see "LEGAL PROCEEDINGS." We do not plan to pursue permits for Mancos at this time. We have spent $10.7 million to date on permitting for New Mexico. Additional expenditures will be required and could be material. We are unable to estimate the amount. We expect that whatever is spent will occur over multiple years and we do not anticipate significant expenses before 2004. See "LEGAL PROCEEDINGS" for a discussion of the current status of our license for New Mexico.

         Crownpoint

         The Property. The Crownpoint properties are located in the San Juan Basin, 22 miles northeast of our Churchrock deposits and 35 miles northeast of Gallup, New Mexico, adjacent to the town of Crownpoint. The Properties consist of 1,578 gross and net acres, as follows:

                  (a) 162 gross and net acres on Section 24. We own 100% of the mineral estate on this acreage pursuant to a combination of a 40% fee interest, a mineral lease on the other 60% of the unpatented mining claims. This acreage is subject to our obligation to pay a production payment of $450,000 on the first 50,000 pounds of uranium produced;

                  (b) 959 gross and net acres on Sections 19 and 29 pursuant to a lease from private mineral owners (expiring August 2014) which provides for a royalty of 10% based on uranium sales; and

                  (c) 457 gross and net acres of unpatented mining claims in Sections 9, 24 and 25.

         Development Plan. We anticipate that Crownpoint will be the second of our New Mexico properties that we will develop. We spent about $106,000 in 2001 for permitting activities and land holding costs. We do not anticipate significant spending in 2002.

         Water Rights. We have three pending applications for appropriations of water which give us the first three "positions in line" on the hearings list for the San Juan Basin. Certain of the water rights may involve a claim of jurisdiction by the Navajo Nation.

         Permitting Status. See "LEGAL PROCEEDINGS" for a discussion of the radioactive material license for Crownpoint. The surface estate on Section 19 and 29 is owned by the United States Government and held in trust for the Navajo Nation and may be subject to the same jurisdictional dispute with respect to the UIC permit as for Section 8 and 17 in Churchrock.

         Unit I Property. In addition to the foregoing, we have 480 gross and net acres of mineral leases on three separate parcels from Navajo allottees who are the beneficial owners of the surface and mineral rights. The leases are subject to approval by the Bureau of Indian Affairs. Such approval has not been received. If issued the leases have a ten-year term and provides for a sliding scale royalty ranging from 6.25% at prices below $15 per pound to 25% if prices exceed $63 per pound. There are six other parcels that we had under lease on the same terms as above but relinquished in 2000.

         Other Properties. In March 1997 we acquired the fee interest in 177,000 acres and the exploration rights through 2014 on an additional 346,000 acres in north western New Mexico. To maintain the exploration rights we must spend $200,000 per year on exploration through 2007 and $400,000 per year thereafter through 2014. We have been informed by the grantor of such rights that we are in default of our exploration commitment and that unless the default is cured the exploration agreement may be cancelled. We do not expect to be able to cure the alleged default within the time frame specified. The grantor has refused to waive the default. We do not believe that the loss of these exploration rights will have a material adverse effect on us.

INSURANCE

         Our properties primarily consist of the rights to mine uranium on leased land, and improvements in the form of buildings, pipelines, plant and related uranium extraction equipment. Such property is covered by various types of insurance including property and casualty, liability and umbrella coverage. We have not experienced any material uninsured or under insured losses related to our properties in the past and believe that sufficient insurance coverage is in place so future losses if sustained would not be material.

RECLAIMED PROPERTIES

         We have completed production and groundwater restoration on our Benavides and Longoria projects in South Texas. We completed the final stages of surface reclamation on these projects and received full and final release for these sites in 1999.

         We acquired the Section 17 leases in the New Mexico Churchrock district from United Nuclear Corporation. It had conducted underground mining for uranium on Section 17 and had reclaimed these properties. In the acquisition, we assumed any liability of United Nuclear for any remaining remediation work that might be required. The New Mexico Environmental Department has not determined what, if any, additional remediation will be required under the New Mexico Mining Act. If more remediation work is required, we believe it will not involve material expenditures.

                                LEGAL PROCEEDINGS

NEW MEXICO RADIOACTIVE MATERIAL LICENSE

         In New Mexico, uranium production requires a radioactive materials license issued by the United States Nuclear Regulatory Commission. We applied for one license covering almost all properties located in both the Churchrock and Crownpoint districts. The Commission issued an operating license in January 1998 that would allow operations to begin in the Churchrock district. In mid-1998, the Commission determined that certain Churchrock and Crownpoint residents who requested a hearing had standing to raise certain objections to the license. An Administrative Law Judge conducted a hearing during 1999. The law judge upheld the license and granted our request to defer any dispute on all but the Churchrock property until we made a decision whether to mine these other properties.

         The ruling was appealed to the Commission. On January 31, 2000 the Commission issued an order concurring with the technical, substantive and legal findings of the Administrative Law Judge, but the Commission also determined that we must proceed with the hearing process for the other New Mexico properties beyond Churchrock. We expect that the hearing process will resume in early 2002. Although all the decisions to date have been favorable, the license may not be maintained in its current form.

NEW MEXICO UIC PERMIT

         We are involved in a jurisdictional dispute among the state of New Mexico, the USEPA and the Navajo Nation over whether a portion of our Churchrock and Crownpoint properties is in Indian County. Both the state of New Mexico and the USEPA are asserting jurisdiction over the UIC program for such properties.

         In 1989 the USEPA issued an aquifer exemption covering that portion of the Churchrock site known as Section 8, and the New Mexico Environmental Department issued a UIC permit for Section 8. In 1994 the New Mexico Environmental Department issued an amended UIC permit covering both Section 8 and Section 17. The permit for Section 17 was contested by the Navajo Nation. It claimed jurisdiction over Section 17 because the Navajo Nation owns the surface estate. The USEPA refused to amend the aquifer exemption covering Section 8 to add Section 17.

         In 1996 we filed with the New Mexico Environmental Department two applications to renew the UIC permit in two parts, one covering Section 8 and the other Section 17. Because the renewal application was timely filed, the permit covering the Section 8 property has remained continuously in effect pending final determination on the renewal application by the New Mexico Environmental Department. That determination has not been made.

         In 1996 the Navajo Nation asserted jurisdiction over Section 8, claiming that the land lies within a dependent Indian community. Because of the dispute over Section 8, the USEPA determined a USEPA permit would be required for Section 8. We appealed this determination to the United States Court of

Appeals for the Tenth Circuit. In January 2000 the court determined that the USEPA had jurisdiction and remanded the matter back to USEPA for further proceedings. Until there is more certainty regarding uranium prices we do not expect to request any action by the USEPA. We cannot predict the outcome of this matter. This could potentially delay or obstruct development of Section 8.

         Despite that dispute we maintain good relations with the State of New Mexico, the Navajo Nation, and the USEPA. However, the jurisdictional dispute could have a material adverse effect on our development plans in New Mexico.

KINGSVILLE DOME PRODUCTION AREA 3

         We are involved in a dispute with certain intervenors over whether a hearing is required for a new production area within the boundary of our approved permit area at Kingsville Dome. In the first quarter of 2000 the District Court of Travis County, Texas ruled that the Texas Natural Resource Conservation Commission's decision to approve our third production area without granting a hearing to certain intervenors would require further review by that regulatory agency. That review is pending.

VASQUEZ LITIGATION

         On December 4, 2001, we commenced an action in the 229th Judicial District Court in Duvall County, Texas against the lessors for the Vasquez property to declare that our leases remain in full force and effect. The lease term expired in February 2000. The leases contain clauses that permit the extension of the term of the leases if we are engaged in operations designed to establish production. In addition the leases permit us to pay a per acre royalty to extend the term. We tendered payment of the required royalty in 2000, 2001 and 2002. The lessor returned all such payments without disclosing their reasons for rejecting the payment. We believe that we continue to hold our rights to the property under either the shut-in royalty or the continuing development clauses of the leases. We have been informed that the lessors granted a lease to a third party, Everest Exploration, that was contingent upon the termination of our leases. Everest has moved to intervene and has asserted a claim that our leases have expired. While we believe that our leases remain in full force and effect, we are unable to predict the outcome of this case.

TEXAS DEPARTMENT OF HEALTH BONDING ISSUES

         On January 16, 2002 the Texas Department of Health requested that we post additional financial security in the amount of $3.5 million and threatened enforcement action if we failed to do so. We objected to the request. After consultation with the Department, we entered into an agreed order on March 8, 2002 that extended the deadline for posting the additional financial security until March 7, 2003 (subject to further extension) or until we commence mining operations.

OTHER

         The Company is subject to periodic inspection by certain regulatory agencies for the purpose of determining compliance by the Company with the conditions of its licenses. In the ordinary course of business, minor violations may occur; however, these are not expected to cause material expenditures.

                                   MANAGEMENT

DIRECTORS

         The Board of Directors consists of the four individuals listed below who hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by plurality vote.

                                              Positions and Offices

       Name                         Age
       ----                         ---

       Paul K. Willmott             62         Chairman, Chief Executive
                                               Officer, President and Director

       Leland O. Erdahl             73         Director and Chairman of Audit
                                               Committee

       George R. Ireland            45         Director and Member of Audit
                                               Committee

       Rudolf J. Mueller            64         Director and Member of Audit
                                               Committee

         Paul K. Willmott has served as a director since August 1994, as President since February 1995 and as Chairman of the Board and Chief Executive Officer since July 31, 1995. Mr. Willmott served as our Chief Financial Officer from April 12, 1995 to September 25, 1995. Mr. Willmott retired from Union Carbide Corporation ("Union Carbide") where he was involved for 25 years in the finance and operation of Union Carbide's world-wide mining and metals business. Most recently, Mr. Willmott was President of UMETCO Minerals Corporation, a wholly owned subsidiary of Union Carbide, from 1987 to 1991, where he was responsible for Union Carbide's uranium and vanadium businesses. From January 1993 until February 1995, Mr. Willmott was engaged by the Concord Mining Unit as a senior vice president where he was primarily involved in the acquisition of UMETCO Minerals Corporation's uranium and vanadium operating assets. Mr. Willmott graduated from Michigan Technological University with a Bachelor of Science degree in Mining in 1964 and a Bachelor of Science Degree in Engineering Administration in 1967. He has been an active member of the American Institute of Mining Engineers, the Canadian Institute of Mining Engineers and a number of state professional organizations.

         Leland O. Erdahl has served as a director since July 11, 1994. From 1986 to 1991, Mr. Erdahl served as President and Chief Executive Officer for Stolar, Inc., a high-tech company involved in the radio wave imaging of geologic media and underground radio transmission for voice and data. He was President and CEO of Albuquerque Uranium Corporation, a uranium mining company, from 1987 to 1991 and served as Vice President of AMAX Gold in 1997 and 1998. From January 2001 to September 14, 2001 Mr. Erdahl served as President of Nord Pacific Limited, a mining company with gold and copper interests in Australia and Papau, New Guinea. He is a Certified Public Accountant and is a graduate from the College of Santa Fe. He is currently a director of Hecla Mining Company and Canyon Resources Corporation (a mining company whose primary business is the discovery and production of precious metals). Mr. Erdahl also serves on the compensation committee of Hecla Mining Company and Canyon Resources Corporation.

         George R. Ireland has served as a director since May 25, 1995. Mr. Ireland is a General Partner in Ring Partners, LLC, a private investment partnership. From February 1991 to February 2000, Mr. Ireland was a financial analyst for and a partner in Knott Partners L.P., a private investment partnership. Mr. Ireland specialized in investing in securities of natural resource and other basic industrial companies, both domestically and abroad. From 1987 to 1991, he was a Vice President of Fulcrum Management, Inc., (a natural resource venture capital management company) which was the manager of the VenturesTrident Limited Partnerships, (venture capital funds dedicated to investing in the mining industry), and Senior Vice President and Chief Financial Officer of MinVen Gold Corporation, a company in which the VenturesTrident funds had a significant investment. Mr. Ireland graduated from the University of Michigan with degrees in Geology and Resource Economics. He also attended the Graduate School of Business Administration of New York University. Mr. Ireland is a director of Merrill & Ring, Inc., a private land and timber holding company in the state of Washington. Mr. Ireland acted as a consultant to Ryback Management Corporation (a registered investment adviser) and performed due diligence on us in connection with Ryback's loan of $6 million to us on behalf of members of the Lindner Group in 1995. Mr. Ireland is not otherwise affiliated with the Lindner Group or Ryback.

         Rudolf J. Mueller has served as a director since June 19, 2001. Mr. Mueller is a Certified Financial Analyst and has been involved in the investment advisory business since 1964 and currently serves as President and Director of The Winchester Group a money management and institutional research firm based in New York City. For each of the past five years Mr. Mueller has been an officer in and has served as a Director of The Winchester Group. Mr. Mueller received a BBA from City College of New York in 1963 and his MBA from New York University in 1965.

ARRANGEMENTS REGARDING ELECTION OF DIRECTORS

         Before February 2000 the Lindner Group was entitled to nominate two directors. They did so and two directors were elected to the Board starting in 1995, one of whom, George R. Ireland, continues to serve on the Board. The other director nominated by the Lindner Group resigned in July 1998 and the Lindner Group did not designate a replacement.

OTHER EXECUTIVE OFFICERS

         The executive officers serve at the discretion of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of the Stockholders. The officers hold office until their successors are appointed by the Board of Directors. All officers are employed on a full-time basis. There is no family relationship between any director and executive officer.

         The following table sets forth certain information concerning executive officers that are not also directors:

                                              Positions and Offices

Name                            Age
----                            ---

Richard A. Van Horn             55            Senior Vice President - Operations

Thomas H. Ehrlich               42            Vice President, Chief Financial
                                              Officer, Secretary and Treasurer

Mark S. Pelizza                 49            Vice President - Health, Safety
                                              and Environmental Affairs and
                                              President - Hydro Resources, Inc.

         The following sets forth certain information concerning the business experience of the foregoing executive officers during the past five years.

         Richard A. Van Horn joined us in March 1997 and assumed the position of Senior Vice President of Operations on April 1, 1997. Previously, he spent three years with Energy Fuels Nuclear, Inc. as General Manager - Colorado Plateau Operations with responsibility for the daily management of and planning for Energy Fuels Nuclear, Inc. mining activities on the Colorado Plateau. Before his work at Energy Fuels Nuclear, Inc., Mr. Van Horn spent eighteen years with Union Carbide Corporation where he was involved with the finance and operation of that company's worldwide mining and metals business. From 1990 to 1994, Mr. Van Horn was Director of Operations of UMETCO Minerals Corporation, a wholly owned subsidiary of Union Carbide Corporation, responsible for all operating aspects of UMETCO's uranium and vanadium business on the Colorado Plateau prior to its sale to Energy Fuels Nuclear, Inc. Mr. Van Horn graduated from the Colorado School of Mines with a Engineer of Mines degree in mining in 1973.

         Thomas H. Ehrlich, a certified public accountant, rejoined us in September 1995 as Vice President and Chief Financial Officer and was appointed Secretary and Treasurer in December 1995. Immediately before that, Mr.
Ehrlich spent nine months as a Division Controller with Affiliated Computer Services, Inc., an information technology services provider in Dallas, Texas. Mr. Ehrlich originally joined us in November 1987 as Controller-Public Reporting and was promoted to Controller and Chief

Accounting Officer in February 1990. In February 1993, Mr. Ehrlich assumed the additional duties of Vice President and Secretary. Before joining us, he spent four years with Deloitte Haskins & Sells and worked primarily with clients that were publicly held companies. Prior to his work at Deloitte Haskins & Sells, he spent three years in various accounting duties at Enserch Exploration, Inc., an oil and gas company in Dallas, Texas. Mr. Ehrlich received his B.S. B.A.
degree in Accounting from Bryant College in 1981.

         Mark S. Pelizza has served as our Environmental Manager since 1980, and as such, he has been responsible for all environmental regulatory activities. In February 1996, he was appointed Vice President - Health, Safety and Environmental Affairs . In November 1999, he was appointed President and a Director of Hydro Resources, Inc., a wholly owned subsidiary . Before joining us, he was employed for two years by Union Carbide as an Environmental Planning Engineer at Union Carbide's Palangana solution mining plant in South Texas. Mr. Pelizza received a M.S. degree in Engineering Geology from Colorado School of Mines in 1978 and a B.S. degree in Geology from Fort Lewis College in 1974.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Directors and officers of the Company have inadvertently failed to file Forms 4s and 5s with respect to certain acquisitions of shares of the Company's Common Stock and the receipt of certain options to acquire such shares during 2000 and 2001.

         Mr. Mueller acquired 1.5 million shares and warrants to acquire 1,125,000 shares in August 2000 and 1,250,000 shares in April 2001, which should have been reported on Form 4. In June 2001 Mr. Mueller received options to acquire 20,000 shares and 100,000 shares, which should have been reported on Form 5.

         In September 2000 and February 2001 Mr. Willmott received options to acquire 750,000 shares and 291,300 shares respectively, which should have been reported on Form 5.

         Mr. Erdahl received an option to acquire 100,000 shares in June 2001, which should have been reported on Form 5.

         Mr. Ireland received an option to acquire 100,000 shares in June 2001, which should have been reported on Form 5.

         In September 2000 and February 2001 Mr. Ehrlich received options to acquire 500,000 shares and 52,500 shares, respectively, which should have been reported on Form 5.

         In September 2000 and February 2001 Mr. Pelizza received options to acquire 500,000 shares and 32,400 shares, respectively, which should have been reported on Form 5.

         In September 2000 and February 2001 Mr. Van Horn received options to acquire 500,000 shares and 64,000 shares respectively, which should have been reported on Form 5.

         Under the Company's 2000 and 2001 Deferred Compensation Plan, the officers and directors of the Company have deferred a total of $444,300 through December 31, 2001, which they have the option of converting into 2,221,652 shares of the Company's Common Stock at $0.20 per share on or before January 11, 2006. This should have been reported on Form 5.

         Each of the directors and officers has filed the appropriate Form 5 to report the foregoing transactions.

EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for the years ended December 31, 2001, 2000 and 1999 paid to our Chief Executive Officer and certain other executive officers.

                           Summary Compensation Table

=============================================================================== ====================================
                              Annual Compensation                                      Long-Term Compensation

======================= ========= ============= ========= ===================== ================ ===================
                                                                                Securities
                                                          Other                 Underlying       All Other
Name and Principal                Salary        Bonus     Annual                Options          Compensation/2/
                                                          Compensation/1/       (#)              ($)
Position                Year      ($)           ($)       ($)
======================= ========= ============= ========= ===================== ================ ===================
Paul K. Willmott/3/     2001      $199,092      $0        $1,283                291,300          $1,440
Chairman, President     2000      $198,799      $0        $1,152                750,000          $1,788
and                     1999      $187,859      $0        $942                  --               $9,818
Chief Executive
Officer
Richard A. Van          2001      $135,435      $0        $3,802                64,000           $1,616
Horn/4/
Senior Vice             2000      $134,982      $0        $3,189                500,000          $1,686
President -             1999      $115,283      $0        $863                  --               $11,036
Operations

Mark S. Pelizza         2001      $105,340      $0        $4,584                32,400           $1,512
Vice President -        2000      $104,924      $0        $5,636                500,000          $1,533
Health, Safety and      1999      $95,384       $0        $7,456                --               $6,166
Environmenta
Affairs

Thomas H. Ehrlich/5/    2001      $105,237      $0        $0                    52,200           $1,274
Vice President and      2000      $105,237      $0        $100                  500,000          $1,358
Chief Financial         1999      $94,069       $0        $200                  --               $7,309
Officer
======================= ========= ============= ========= ===================== ================ ===================

-----------------------------
/1/ Represents amount paid for out-of-pocket medical and dental expenses under the Company's Supplemental Health Care Plan.

/2/ Represents contributions made by the Company under the Company's 401(k) Profit Sharing Plan (see "401(k) Profit Sharing Plan" below) and compensation in shares of the Company's Common Stock under the 1999 Deferred Compensation Plan (See "Deferred Compensation Plans" below). The shares issued under the 1999 Deferred Compensation Plan were valued at $0.375 per share, which exceeded the fair market value of such shares when issued.

/3/ Salary for 2001, 2000 and 1999 includes $90,000, $90,000 and $99,904, respectively which was deferred under the 2000-2001 Deferred Compensation Plan.

/4/ Salary for 2001 and 2000 includes $20,800 that was deferred under the Company's 2000-2001 Deferred Compensation Plan.

/5/ Salary for 2001, 2000 and 1999 includes $16,250, $17,140 and $6,163, respectively which was deferred under the Company's 2000-2001 Deferred Compensation Plan and 1999 Deferred Compensation Plan.

SUPPLEMENTAL HEALTH CARE PLAN


         The Company has adopted a health care plan (the "Supplemental Plan") for the officers and certain of the employees who are also stockholders, which supplements the standard health care plan available to all eligible employees (the "Standard Plan"). The Supplemental Plan pays directly to the participant 80% of all out-of-pocket medical and dental expenses not covered under the Standard Plan, including deductibles and co-insurance amounts. Additionally, the Supplemental Plan provides to each participant $100,000 of accidental death and dismemberment insurance protection and a world wide medical assistance benefit. Each participant in the Supplemental Plan will receive a maximum annual benefit of $100,000. The Company pays an annual premium under the Supplemental Plan equal to $250 per participant plus 10% of claims paid. There are currently four officers and employees covered by the Supplemental Plan.


401(K) PROFIT SHARING PLAN

         The Company maintains a defined contribution profit sharing plan for employees (the "401(k)") that is administered by a committee of trustees appointed by us. All Company employees are eligible to participate upon the completion of six months of employment, subject to minimum age requirements. Each year we makes a contribution to the 401(k) out of our current or accumulated net profits (as defined) in an amount determined by the Board of Directors but not exceeding 15% of the total compensation paid or accrued to participants during such fiscal year. Our contributions are allocated to participants in amounts equal to 25% (or a higher percentage, determined at our discretion) of the participants' contributions, up to 4% of each participant's gross pay. For the plan year ended July 31, 2001, 2000 and 1999, we contributed amounts equal to 25% of the participant's contributions, up to 4% of gross pay. Participants become 20% vested in their Company contribution account for each year of service until full vesting occurs upon the completion of five years of service. Distributions are made upon retirement, death or disability in a lump sum or in installments.

EMPLOYEES' STOCK OPTION PLANS

         Under our 1995 Stock Incentive Plan (the "1995 Plan") incentive stock options and non-qualified options to purchase up to an aggregate of 4 million shares of Common Stock may be granted. The Stock Option Committee of the Board of Directors administers the 1995 Plan and has the full authority, subject to the provisions of the 1995 Plan, to determine to whom and when to grant options and the number of shares of Common Stock covered by each grant. As of December 31, 2001, 3,064,295 shares are reserved for issuance upon exercise of outstanding options granted under the 1995 Plan, and 935,705 shares were reserved for issuance pursuant to options that may be granted in the future. No shares have been issued upon the exercise of options under the 1995 Plan.

         The Company also maintains an Employee's Stock Option Plan under which we may grant non-qualified options. As of December 31, 2001, 264,637 shares are reserved for issuance under options outstanding under that plan.

DEFERRED COMPENSATION PLANS

         Under our 1999 Deferred Compensation Plan (the "1999 Plan") executive officers and directors of the Company and its subsidiaries were permitted to defer until January 11, 2006 up to 100% of their 1999 salary. At the time of the deferral election, a participant could elect to receive payment of up to 100% of the deferred amount of salary in shares of our Common Stock. A total of $241,690 was deferred under the 1999 Plan of which $133.450 was paid by issuing 355,861 shares of our Common Stock at $0.375 per share.

         The Company also has a 2000-2001 Deferred Compensation Plan (the "2000-2001 Plan"). Under that plan executive officers and directors were permitted to defer up to 100% of their 2000 and 2001 salary with payment thereof to be made on January 11, 2006. On or before that date, the participant may elect to receive the deferred amount in shares of our Common Stock valued at $0.20 per share. As of _December 31, 2001, a total of $336,090 has been deferred under that plan and no elections have yet been made to convert any such amounts into shares.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information with respect to options granted to the executive officers named in the Summary Compensation Table in the fiscal year ended December 31, 2001.

===================================================================================== ======================
                                                                                      Potential Realizable
                                                                                      Value At Assumed
                                                                                      Annual Rates of
                                                                                      Stock Price
                                 Individual Grants                                    Appreciation for
                                                                                      Option Term
===================================================================================== ======================

                                          Percent of
                           Number of      Total
                           Securities     Options       Exercise of
                           Underlying     Granted to    Base Price
          Name             Options        Employees     ($/Share)      Expiration     5% ($)      10% ($)
                           Granted        in Fiscal                    Date
                                          Year
========================== ============== ============= ============== ============== =========== ==========
Paul K. Willmott           291,300        61.3%         $0.19          2/28/2011      $34,807     $88,209

Richard A. Van Horn        64,000         13.5%         $0.19          2/28/2011      $7,647      $19,380

Mark S. Pelizza            32,400         6.8%          $0.19          2/28/2011      $3,871      $9,811

Thomas H. Ehrlich          52,500         11.0%         $0.19          2/28/2011      $6,273      $15,898

========================== ============== ============= ============== ============== =========== ==========

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

         The following sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 2001 and the year-end value of unexercised options held by each of the executive officers named in the Summary Compensation Table.

=============================================================================================================
                                                                    Number of
                                                                    Securities           Value of
                                   Shares                           Underlying           Unexercised
                                   Acquired on     Value            Unexercised          In-The-Money
Name                               Exercise (#)    Realized($)      Options at Fiscal    Options at Fiscal
                                                                    Year End (#)         Year End ($)

                                                                    Exercisable/         Exercisable/
                                                                    Unexercisable        Unexercisable
=============================================================================================================
Paul K. Willmott/1/                --              --               100,000/0            **
                                                                    100,000/0            **
                                                                    40,200/0             **
                                                                    37,670/0             **
                                                                    26,280/0             **
                                                                    30,000/10,000        **
                                                                    187,500/562,500      **
                                                                    0/291,300            **
                                                                    19,000/0             **
                                                                    1,000/0
Richard A. Van Horn/2/             --              --               55,000/0             **
                                                                    18,750/6,250         **
                                                                    125,000/375,000      **
                                                                    0/64,000
Mark S. Pelizza/3/                 --              --               14,437/0             **
                                                                    9,360/0              **
                                                                    7,700/0              **
                                                                    6,750/2,250          **
                                                                    125,000/375,000      **
                                                                    0/32,400
Thomas H. Ehrlich/4/               --              --               35,000/0             **
                                                                    4,260/0              **
                                                                    14,000/0             **
                                                                    9,000/3,000          **
                                                                    125,000/375,000      **
                                                                    0/52,200
=============================================================================================================

---------------------------------
/**/ Represents an option whose grant price is above the December 31, 2001 closing price on the Over the Counter Bulletin Board (the "OTCBB").

/1/ Based on the closing price on the OTCBB on December 31, 2001 less the grant prices of $4.13, $8.38, $6.88, $9.75, $7.125, $2.9375, $0.20, $0.19, $4.25 and
$5.88, respectively.

/2/ Based on the closing price on the OTCBB on December 31, 2001 less the grant price of $5.50 $2.9375, $0.20 and $0.19 respectively.

/3/ Based on the closing price on the OTCBB on December 31, 2001 less the grant price of $2.94, $9.75, $7.125 $2.9375, $0.20 and $0.19 respectively.

/4/ Based on the closing price on the OTCBB on December 31, 2001 less the grant price of $6.94, $9.75, $7.125 $2.9375, $0.20 and $0.19 respectively.

DIRECTOR COMPENSATION

         Under our Directors' Stock Option Plan ("Directors' Plan"), each new non-employee director elected or appointed to the Board of Directors for the first time is granted an option to purchase 20,000 shares of Common and, upon re-election of a non-employee director at an annual meeting of our stockholders, such director is granted an option to purchase an additional 1,000 shares. As of December 31, 2001, a total of 91,000 shares are reserved for issuance upon exercise of options granted under the Directors' Plan and 30,500 shares were reserved for issuance upon exercise of options that may be granted in the future under the Directors' Plan.

         Mr. Erdahl holds options covering 26,000 shares under the Directors' Plan. Mr. Ireland holds options covering 25,000 shares under the Directors' Plan. Mr. Willmott and Mr. Mueller hold options covering 20,000 shares under the Directors' Plan.

         In addition, Messrs. Ireland, Erdahl and Mueller each hold an option expiring on June 19, 2011 to purchase 100,000 shares of Common Stock at $0.22 per share. Those options were not granted under the Directors' Plan.

         Compensation for 2001 to the non-employee directors was earned at the rate of $3,000 per quarter plus $1,000 per meeting attended of the Board and committees of the Board. The directors deferred a total of $49,000 in 2001 under the 2000-2001 Plan, which represented all of their compensation for that year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In August 1994, we formed a Compensation Committee to determine the compensation of the executive officers and to set the guidelines for compensation for our employees. During the fiscal year ended December 31, 2001, the Compensation Committee was comprised of Leland O. Erdahl and George R. Ireland. No member of the Compensation Committee has been or was during the fiscal year ended December 31, 2001, an officer or employee of any of our subsidiaries. In addition, no member of the Compensation Committee during the fiscal year ended December 31, 2001 had any relationship requiring disclosure under the caption "Certain Relationships and Related Transactions." No executive officer serves or served on the compensation committee of another entity during the fiscal year ended December 31, 2001 and no executive officer serves or served as a director of another entity who has or had an executive officer serving on the Compensation Committee.

COMPENSATION AGREEMENTS WITH KEY EXECUTIVES

         In June 1997 we entered into Compensation Agreements with each of the executive officers named in the compensation table that provide that in the event of a change in control, the Chief Executive Officer and other executive officers will have certain rights and benefits for a period of thirty-six and twenty-four months, respectively, following such change in control. The agreements specify that the executive will continue to receive compensation and benefits for the remainder of the applicable period if we terminate the executive or if the executive terminates his employment following the occurrence of certain actions without the executive's consent. However, we are not obligated to provide such rights and benefits to the executive if the executive was terminated for cause.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth, as of February 28, 2002, information regarding persons known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock. Shown separately in the second table below is information regarding the beneficial ownership of our Common Stock by
(i) each director, (ii) each of the executive officers, and (iii) all directors and executive officers as a group.

PRINCIPAL STOCKHOLDERS

=============================================================================================================
                                                 Amount and Nature of                         Percent
Name and Address of Beneficial Owner             Beneficial Ownership/1/                      of Class/2/
=============================================================================================================
Rudolf J. Mueller                                    6,787,700/3/                               13.5%
c/o The Winchester Group
153 East 53rd Street, Suite 5101
New York, NY 10022

Arnold Spellun                                       4,062,500/4/                               8.1%
529 Fifth Avenue
8th Floor
New York, NY 10017

                                                     3,987,350/5/                               8.0%
Robert M. Manning
119 Cooper Ave.
Upper Montclair, NJ  07043

William D. Witter                                    3,750,000                                  7.7%
153 East 53rd Street
New York, NY  10022

Central Bank and Trust Co. Trustee of the John       3,500,000/1/                               7.0%
C. Mull IRA
P.O. Box 1366
Hutchinson, KS  67504-1366

=============================================================================================================

-------------------------------------
/1/ Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

/2/ The shares owned by each person, and the shares included in the total number of shares outstanding, have been adjusted, and the percentages owned have been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Shares subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

/3/ Includes (i) 78,300 shares owned by members of Mr. Mueller's family in which Mr. Mueller shares voting and dispositive power, and (ii) 1,125,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.

/4/ Includes 937,500 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.

/5/ Includes 618,750 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.

DIRECTORS AND EXECUTIVE OFFICERS

=============================================================================================================
                 Name of                      Amount and Nature of              Percent of Class/3/
            Beneficial Owner                  Beneficial Ownership/2/
=============================================================================================================
            Paul K. Willmott                     494,512/4/                             1.0%

            Leland O. Erdahl                     157,323/5/                             0.3%

            George R. Ireland                    194,073/6/                             0.4%

            Rudolf J. Mueller                  6,887,700/7/                            13.5%

           Richard A. Van Horn                   148,416/8/                             0.3%

             Mark S. Pelizza                     320,568/9/                             0.6%

            Thomas H. Ehrlich                    112,060/10/                            0.2%

  All executive officers and directors
         as a group (7 persons)                8,314,6522/1/                           16.3%
=============================================================================================================

-------------------------------------------------------------------------------
/1/ Includes 750,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.

/2/ Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

/3/ The shares owned by each person, and the shares included in the total number of shares outstanding, have been adjusted, and the percentages owned have been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but not deemed outstanding for computing the percentage ownership of any other person.

/4/ Includes 451,249 shares that may be obtained by Mr. Willmott through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 954,201 shares that may be obtained by Mr. Willmott through the exercise of stock options exercisable more than 60 days from the date hereof.

/5/ Includes 124,250 shares that may be obtained by Mr. Erdahl through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 1,750 shares that may be obtained by Mr. Erdahl through the exercise of stock options exercisable more than 60 days from the date hereof.

/6/ Includes 123,500 shares that may be obtained by Mr. Ireland through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 1,500 shares that may be obtained by Mr. Ireland through the exercise of stock options exercisable more than 60 days from the date hereof.

/7/ Includes (i) 78,300 shares owned by members of Mr. Mueller's family in which Mr. Mueller shares voting and dispositive power, (ii) 1,125,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005 and (iii) 100,000 shares that may be obtained by Mr. Mueller through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 20,000 shares that may be obtained by Mr. Mueller through the exercise of stock options exercisable more than 60 days from the date hereof.

/8/ Includes 95,083 shares that may be obtained by Mr. Van Horn through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 548,917 shares that may be obtained by Mr. Van Horn through the exercise of stock options exercisable more than 60 days from the date hereof.

/9/ Includes 49,047 shares that may be
obtained by Mr. Pelizza through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 523,850 shares that may be obtained by Mr. Pelizza through the exercise of stock options exercisable more than 60 days from the date hereof.

/10/ Includes 79,660 shares that may be obtained by Mr. Ehrlich through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 537,800 shares that may be obtained by Mr. Ehrlich through the exercise of stock options exercisable more than 60 days from the date hereof.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


LINDNER NOTE

         On May 25, 1995 the Company borrowed an aggregate of $6 million from Lindner Investments and Lindner Dividend Fund (collectively the "Lender"), and issued secured convertible notes (the "Lindner Note"). The Lindner Note was initially issued for a term of three years and bore interest at an annual rate of 6.5% and was convertible at any time during the three-year term into 1.5 million shares of the Company's common stock at an initial conversion price of $4.00 per share. The Lender also received a three-year warrant to purchase 1.5 million shares of the Company's common stock at an initial price of $4.00 per share. In 1995, 500,000 warrants were exercised for $2.0 million. Certain others associated with the transaction were granted warrants and options to purchase up to 150,000 shares at an initial exercise price of $4.00 per share. As of December 31, 2001, these persons had exercised 62,500 shares of warrants under the agreement and 87,500 shares of warrants have expired.

         In March 1998, the Company and the Lender extended the maturity date of the Lindner Note to May 31, 2000. The note was convertible at any time during this term into 2.0 million shares of the Company's common stock at a conversion price of $3.00 per share. In connection with this transaction the Company allocated $408,000 to the value of the warrants resulting in an effective rate of 10% on the refinanced note. All costs associated with these warrants have been amortized.

         In February 2000, the entire $6,000,000 plus accrued interest of $334,000 were converted into 2,111,478 shares of the Company's common stock. The remaining warrants expired unexercised on May 31, 2000.

BENTON CONVERTIBLE NOTE

         During 1994, the Company engaged in certain transactions with companies controlled by Mr. Oren L. Benton (the "Benton Companies"). In 1995, Benton and various of the Benton Companies filed for protection under Chapter 11 of the Federal Bankruptcy Code (the "Benton Bankruptcy"). In 1998 the Trustee sought recovery of approximately $1.6 million of payments made by certain of the Benton Companies to the Company, claiming that the payments and advances were avoidable as preferential and/or fraudulent transfers. On July 17, 2000, the parties entered into a settlement agreement whereby the Company issued a $135,000 Convertible Note due July 17, 2005, assigned its rights under a $65,000 Promissory Note from Benton and assigned certain claims against Union Bank of Switzerland in settlement of the complaint. Interest on the Convertible Note is due at maturity and the Note bears interest at a rate of 6% per annum. The Company may prepay the Note at any time and the holder of the Note may convert all principal and accrued interest into shares of the Company's common stock at a conversion price of $0.75 per share.

Common Stock Issued in 2000

         In 2000, the Company issued 67,598 shares of common stock to certain officers and directors of the Company in connection with the Uranium Resources, Inc. 1999 Deferred Compensation Plan (the "Plan") in satisfaction of compensation deferred by those individuals.

Directors Stock Options

         On May 25, 1995, the Company granted options to certain directors of URI, to purchase 200,000 shares of the Company's common stock at an exercise price of $4.50 per share. All such options were immediately exercisable and were originally scheduled to expire May 24, 1998 or 30 days after the holder ceases to be a director of the Company or one year after such holder's death, whichever occurs first. In


-------------------------------------------------------------------------------
/1/ Includes 1,022,789 shares that may be obtained through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

November 1997, the term of these options was extended for three years and the exercise price was increased to $4.75 per share. In May 2001 these options expired unexercised.

         On August 16, 1995, the Company granted options to a director of URI, to purchase 100,000 shares of the Company's common stock at an exercise price of $8.38 per share which was the fair market value of a share of common stock on August 16, 1995. Such options were immediately exercisable and were originally scheduled to expire May 24, 1998, 30 days after the holder ceases to be a director of the Company or one year after his death, whichever occurs first. In November 1997, the term of these options was extended for three years and the exercise price was increased to $8.63 per share. In June 2001 these options expired unexercised.

         On June 19, 2001, the Company granted options to certain directors of URI to purchase 300,000 shares of the Company's common stock at an exercise price of $0.22 per share. All such options are immediately exercisable and are scheduled to expire June 19, 2011 or 30 days after the holder ceases to be a director of the Company or one year after such holder's death, whichever occurs first. None of these options has been exercised as of December 31, 2001.

Options Issuable for Deferred Compensation

         The Company has a 1999 Deferred Compensation Plan (the "1999 Plan") and a 2000-2001 Deferred Compensation Plan (the "2000-2001 Plan") whereby executive officers and directors were permitted to defer up to 100% of their compensation for the years 1999-2001.

         Under the 1999 Deferred Compensation Plan (the "1999 Plan") executive officers and directors of the Company and its subsidiaries were permitted to defer until January 11, 2006 up to 100% of their 1999 salary. At the time of the deferral election, a participant could elect to receive payment of up to 100% of the deferred amount of salary in shares of our Common Stock. A total of $241,690 was deferred under the 1999 Plan of which $133,450 was paid by issuing 355,861 shares of Common Stock at $0.375 per share.

         The Company also has a 2000-2001 Deferred Compensation Plan (the "2000-2001 Plan"). Under that plan executive officers and directors were permitted to defer up to 100% of their 2000 and 2001 salary with payment thereof to be made on January 11, 2006. On or before that date, the participant may elect to receive the deferred amount in shares of our Common Stock valued at $0.20 per share. As of December 31, 2001, a total of $336,090 has been deferred under that plan and no elections have yet been made to convert any such amounts into shares.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         The Company's authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2001, 48,992,278 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. There are not preemptive, subscription, conversion or redemption rights pertaining to the Company's Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of Common Stock be issued. Holders of the Company's Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company upon liquidation.

         Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of Common Stock can elect all of the directors. Matters to be voted upon by the holders of Common Stock require the affirmative vote of a majority of the shares present at the stockholders meeting.

         As of December 31, 2001 there were outstanding (a) options to purchase 3,719,932 shares of common stock under company option plans or otherwise, of which 1,665,179 are vested and 2,049,753 are unvested, (b) fully exercisable warrants to purchase 5,625,000 shares of common stock at $0.14 per share, (c) options to convert $444,330 of deferred compensation into shares of common stock at $0.20 per share and (d) a promissory note in the principal amount of $135,000 plus accrued and unpaid interest of $11,796 convertible into shares at $0.75 per share.

TRANSFER AGENT AND REGISTRAR

         Montreal Trust Company, Vancouver, British Columbia is the transfer agent and registrar for the Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth as of December 31, 2001, the name of each of the Selling Stockholders, the nature of his, her or its position, office, or other material relationship to the Company or its subsidiaries and the number of shares of Common Stock which each such Selling Stockholder owned of record as of the date of this Prospectus. The table also sets forth the number of shares of Common Stock owned by each Selling Stockholder that are offered for sale by this Prospectus and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the shares offered hereby. The Company may supplement this Prospectus from time to time to disclose the names, relationships to the Company and holding of Securities of additional Selling Stockholders. No statement contained herein nor the delivery of this Prospectus in connection with a sale by any Selling Stockholder shall be deemed an admission by the Company or such Selling Stockholder that such Selling Stockholder is in a control relationship with the Company within the meaning of the Securities Act.

--------------------------------------------------------------------------------------------------------

      Name and Relationship        Number of Shares    Maximum Number of       Number of Shares of
       to Company if any/(1)/      of Common Stock     Shares to be Sold      Common Stock to be Held
                                     Owned as of       Pursuant to this       Assuming Sale of all the
                                  September 30, 2001      Offering               Shares Offered Hereby
--------------------------------------------------------------------------------------------------------
Rudolf J. Mueller/(2)/
                                      6,887,700/(4)/        4,375,000                 2,517,700
--------------------------------------------------------------------------------------------------------
Arnold Spellun
                                      4,062,500/(5)/        4,062,500                    0
--------------------------------------------------------------------------------------------------------
William D. Witter
                                      3,750,000             3,750,000                    0
--------------------------------------------------------------------------------------------------------
Robert Manning
                                      3,987,350/(6)/        3,506,250                   481,100
--------------------------------------------------------------------------------------------------------

Central Bank and Trust Co.,           3,500,000/(7)/        3,000,000                   500,000
Trustee of the John C. Mull IRA
--------------------------------------------------------------------------------------------------------
Lindner Asset Management/(21)/
                                      2,111,478             2,111,478                    0
--------------------------------------------------------------------------------------------------------
Howard Landis
                                      1,993,750/(8)/        1,993,750                    0
--------------------------------------------------------------------------------------------------------
Murdock Capital Partners
                                      1,750,000/(9)/        1,750,000                    0
--------------------------------------------------------------------------------------------------------

Paul K. Willmott/(2)(3)/              1,925,767/(10)/          41,538                 1,884,229
--------------------------------------------------------------------------------------------------------

Albert L. Zesiger                     1,250,000             1,250,000                    0
--------------------------------------------------------------------------------------------------------
Newmont Gold Company
                                      1,200,000             1,200,000                    0
--------------------------------------------------------------------------------------------------------
Dana A. Weiss
                                      1,187,500/(11)/       1,187,500                    0
--------------------------------------------------------------------------------------------------------
Wolfson Investment Partners, LP
                                        937,500               937,500                    0
--------------------------------------------------------------------------------------------------------
Hare & Co.
                                        937,500               937,500                    0
--------------------------------------------------------------------------------------------------------
Dominic J. Mizio
                                        937,500               937,500                    0
--------------------------------------------------------------------------------------------------------
Mary C. Anderson
                                        937,500               937,500                    0
--------------------------------------------------------------------------------------------------------
John Rosenthal
                                        750,000/(12)/         750,000                    0
--------------------------------------------------------------------------------------------------------
Tucker Anthony Inc, Custodian
for James H. Furneaux, IRA              625,000               625,000                    0
--------------------------------------------------------------------------------------------------------
Leonard Kingsley
                                        625,000               625,000                    0
--------------------------------------------------------------------------------------------------------
Theeuwes Family Trust
                                        625,000               625,000                    0
--------------------------------------------------------------------------------------------------------
Murray Capital, LLC
                                        625,000               625,000                    0
--------------------------------------------------------------------------------------------------------
The Meehan Investment
Partnership I, LP                       625,000               625,000                    0
--------------------------------------------------------------------------------------------------------
Morgan Trust of the Bahamas
Trustee                                 625,000               625,000                    0
--------------------------------------------------------------------------------------------------------
Salvador O. Gutierrez
                                        625,000               625,000                    0
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

      Name and Relationship        Number of Shares    Maximum Number of       Number of Shares of
       to Company if any/(1)/      of Common Stock     Shares to be Sold      Common Stock to be Held
                                     Owned as of       Pursuant to this       Assuming Sale of all the
                                  September 30, 2001      Offering            Shares Offered Hereby
--------------------------------------------------------------------------------------------------------
Andrew Heiskell
                                        625,000             625,000                     0
--------------------------------------------------------------------------------------------------------
Barrie Ramsey Zesiger
                                        625,000             625,000                     0
--------------------------------------------------------------------------------------------------------
John and Sheila Moore
                                        525,000/(13)/       525,000                     0
--------------------------------------------------------------------------------------------------------
Harvey Gelfenbein
                                        437,500/(14)/       437,500                     0
--------------------------------------------------------------------------------------------------------
Arcturus Investments LLC
                                        375,000             375,000                     0
--------------------------------------------------------------------------------------------------------
Everett G. and Debroah D. Agee
                                        350,000/(15)/       350,000                     0
--------------------------------------------------------------------------------------------------------
A. Carey Zesiger
                                        312,500             312,500                     0
--------------------------------------------------------------------------------------------------------
Alexa
                                        312,500             312,500                     0
--------------------------------------------------------------------------------------------------------
David Zesiger
                                        312,500             312,500                     0
--------------------------------------------------------------------------------------------------------
Jeanne L. Morency
                                        312,500             312,500                     0
--------------------------------------------------------------------------------------------------------
Psychology Associates
                                        312,500             312,500                     0
--------------------------------------------------------------------------------------------------------
Nicola Z. Mullen
                                        312,500             312,500                     0
--------------------------------------------------------------------------------------------------------
William B. Lazar
                                        312,500             312,500                     0
--------------------------------------------------------------------------------------------------------
Richard A. Van Horn/(3)/
                                        455,416/(16)/        53,333                  402,083
--------------------------------------------------------------------------------------------------------
Leland O. Erdahl/(2)/
                                        269,083/(17)/        31,573                  237,510
--------------------------------------------------------------------------------------------------------
George R. Ireland/(2)/
                                        305,583/(18)/        31,573                  274,010
--------------------------------------------------------------------------------------------------------
Peter Looram
                                        250,000             250,000                     0
--------------------------------------------------------------------------------------------------------
John Wright
                                        250,000             250,000                     0
--------------------------------------------------------------------------------------------------------
Stanley Hockhauser
                                        250,000             250,000                     0
--------------------------------------------------------------------------------------------------------
Thomas H. Ehrlich/(3)/
                                        374,319/(19)/        30,000                  344,319
--------------------------------------------------------------------------------------------------------
Mark S. Pelizza/(3)/
                                        476,353/(20)/        26,922                  449,431
--------------------------------------------------------------------------------------------------------
Joe H. Card
                                        62,768               62,768                     0
--------------------------------------------------------------------------------------------------------
Donald and Dan-Thahn Devivo
                                        62,500               62,500                     0
--------------------------------------------------------------------------------------------------------
Richard F. Clement, Jr.
                                        51,898               51,898                     0
--------------------------------------------------------------------------------------------------------
Craig S. Bartels
                                        26,256               26,256                     0
--------------------------------------------------------------------------------------------------------

/(1)/    Except as otherwise noted, none of the Selling Stockholders has any relationship with the Company other than as a stockholder.
/(2)/    Director of the Company.
/(3)/    Executive Officer of the Company.
/(4)/ Includes (i) 78,300 shares owned by members of Mr. Mueller's family in which Mr. Mueller shares voting and dispositive power, (ii) 1,125,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005 and (iii) 100,000 shares that may be obtained by through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 20,000 shares that may be obtained through the exercise of stock options exercisable more than 60 days from the date hereof.
/(5)/ Includes 937,500 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(6)/ Includes 618,750 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(7)/ Includes 750,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(8)/ Includes 318,750 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(9)/ Includes 750,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.

/(10)/ Includes 638,749 shares that may be obtained through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 746,034 shares that may be obtained through the exercise of stock options exercisable more than 60 days from the date hereof. Includes 1,278,018 shares that may be obtained through the exercise of stock options under the Company's deferred compensation plans.
/(11)/ Includes 375,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(12)/ Includes 187,500 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(13)/ Includes 225,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(14)/ Includes 187,500 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(15)/ Includes 150,000 shares obtainable at $0.14 per share pursuant to warrants that are exercisable through August 21, 2005.
/(16)/ Includes 220,083 shares that may be obtained through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 423,917 shares that may be obtained through the exercise of stock options exercisable more than 60 days from the date hereof. Includes 182,000 shares that may be obtained through the exercise of stock options under the Company's deferred compensation plans.
/(17)/ Includes 125,250 shares that may be obtained through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 750 shares that may be obtained through the exercise of stock options exercisable more than 60 days from the date hereof. Includes 110,760 shares that may be obtained through the exercise of stock options under the Company's deferred compensation plans.
/(18)/ Includes 124,250 shares that may be obtained through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 750 shares that may be obtained through the exercise of stock options exercisable more than 60 days from the date hereof. Includes 110,760 shares that may be obtained through the exercise of stock options under the Company's deferred compensation plans.
/(19)/ Includes 204,660 shares that may be obtained through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 412,800 shares that may be obtained through the exercise of stock options exercisable more than 60 days from the date hereof. Includes 137,259 shares that may be obtained through the exercise of stock options under the Company's deferred compensation plans.
/(20)/ Includes 174,047 shares that may be obtained through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 396,600 shares that may be obtained through the exercise of stock options exercisable more than 60 days from the date hereof. Includes 30,785 shares that may be obtained through the exercise of stock options under the Company's deferred compensation plans.

/(21)/ Lindner Asset Management is affiliated with the Lindner Group. Prior to February 2000, the Lindner Group held $6,000,000 of the Company's notes and had the right to nominate two members of the Board. See "MANAGEMENT
         - Arrangements Regarding Election of Directors" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                              PLAN OF DISTRIBUTION

BY THE COMPANY

         The Offering of shares by the Company s being made by the Company and its officers and directors and employees, none of whom will receive any compensation in connection herewith. The Company will pay all costs of the Offering.

BY THE SELLING SECURITY HOLDERS

         The Securities may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market at prices and on terms then prevailing or in negotiated transactions.

         Brokers may receive compensation in the from of customary brokerage commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with sales pursuant hereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         All costs, expenses and fees in connection with the registration of the Securities, including certain costs of legal counsel for the Selling Stockholders, will be borne by us. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Securities will be borne by the Selling Stockholders, as may a portion of the costs of legal counsel for the Selling Stockholders. The Selling Stockholders have agreed to indemnify the Company, all other prospective holders of the shares registered hereby or any underwriter, as the case may be, and any of the respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Securities pursuant to this Prospectus, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the Selling Stockholders, all other prospective holders of the share registered hereby or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Securities pursuant to this Prospectus, including liabilities arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The consolidated financial statements included in this Prospectus have been included in reliance on the report of Hein + Associates LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

         The validity of the Securities offered hereby was passed upon for the Company by Baker & Hostetler LLP, our legal counsel.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northwest Atrium Center, 400 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 233 Broadway, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Securities Act"), of which this Prospectus constitutes a part, with respect to the shares of Common Stock offered hereby. The Registration Statement, including exhibits and schedules thereto, may be obtained from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20459, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any document referred to are not necessarily complete and in each instance reference is made to the copy of the appropriate document filed as an exhibit to, or incorporated by reference into, the Registration Statement, each statement being qualified in all respects by such reference.

         In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Company is such a filer. The Commission web site address is (http://www.sec.gov). Investors may also contact the SEC's Public Reference Department at (800) SEC-0330.

                   GLOSSARY OF CERTAIN URANIUM INDUSTRY TERMS

claim A claim is a tract of land, the right to mine of which is held under the federal General Mining Law of 1872 and applicable local laws.

concentrates                                A product from a uranium mining and
                                            milling facility, which is commonly
                                            referred to as uranium concentrate
                                            or U3O8.

conversion                                  A process whereby uranium
                                            concentrates are converted into
                                            forms suitable for use as fuel in
                                            commercial nuclear reactors.

cut-off grade                               Cut-off grade is determined by
                                            the following formula parameters:
                                            estimates over the relevant period
                                            of mining costs, ore treatment
                                            costs, general and administrative
                                            costs, refining costs, royalty
                                            expenses, process and refining
                                            recovery rates and uranium prices.

gross acres                                 Total acres under which we have
                                            mineral rights and can mine for
                                            uranium.

Indian Country                              A term derived from
                                            jurisdictional determinations in
                                            criminal law enforcement proceedings
                                            under 18 U.S.C. ss. 1151 and
                                            understood to encompass territory
                                            situated within Indian reservations,
                                            land owned by Indian allottees and
                                            land within a dependent Indian
                                            community.

lixiviant                                   When used in connection with uranium
                                            in situ leach mining, a solution
                                            that is pumped into a permeable
                                            uranium ore body to dissolve uranium
                                            in order that a uranium solution can
                                            be pumped from production wells.

mineralized material                        A mineralized body which
                                            has been delineated by appropriately
                                            spaced drilling and/or underground
                                            sampling to support a sufficient
                                            tonnage and average. Such a deposit
                                            does not qualify as a reserve, until
                                            a comprehensive evaluation based
                                            upon unit cost, grade, recoveries,
                                            and other material factors conclude
                                            legal and economic feasibility.

net acres                                   Actual acres under lease which
                                            may differ from gross acres when
                                            fractional mineral interests are not
                                            leased.

ore Naturally occurring material from which a mineral or minerals of economic value can be extracted at a reasonable profit.

over feeding                                Operating enrichment plants
                                            in a manner that reduces plant
                                            operating costs but increases the
                                            amount of uranium required to
                                            produce a given quantity of enriched
                                            uranium.

probable reserves                           Reserves for which quantity
                                            and grade and/or quality are
                                            computed from information similar to
                                            that used for proven (measured)
                                            reserves, but the sites for
                                            inspection, sampling, and
                                            measurement are farther apart or are
                                            otherwise less adequately spaced.
                                            The degree of assurance, although
                                            lower than that for
                                            proven (measured) reserves, is high
                                            enough to assume continuity between
                                            points of observation.

proven reserves                             Reserves for which (a)
                                            quantity is computed from dimensions
                                            revealed in outcrops, trenches,
                                            workings or drill holes; grade
                                            and/or quality are computed from the
                                            results of detailed sampling and (b)
                                            the sites for inspection, sampling
                                            and measurement are spaced so
                                            closely and the geologic character
                                            is so well defined that size, shape,
                                            depth and mineral content of
                                            reserves are well-established.

reclamation                                 Reclamation involves the returning
                                            of the surface area of the mining
                                            and wellfield operating areas to a
                                            condition similar to pre-mining.

recoverable reserves                        Reserves that are either
                                            proven or probable, are physically
                                            minable, and can be profitably
                                            recovered under conditions specified
                                            at the time of the appraisal, based
                                            on a positive feasibility study. The
                                            calculation of minable reserves is
                                            adjusted for potential mining
                                            recovery and dilution.

reserve That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

restoration                                 Restoration involves returning an
                                            aquifer to a condition consistent
                                            with our pre-mining use and removing
                                            evidences of surface disturbance.
                                            The restoration of wellfield can be
                                            accomplished by flushing the ore
                                            zone with native ground water and/or
                                            using reverse osmosis to remove ions
                                            to provide clean water for
                                            reinjection to flush the ore zone.

resources                                   A resource is a concentration of
                                            naturally occurring minerals in such
                                            a form that economic extraction is
                                            potentially feasible.

roll front                                  The configuration of
                                            sedimentary uranium ore bodies as
                                            they appear within the host sand. A
                                            term that depicts an elongate
                                            uranium ore mass that is "C" shaped.


shut-in                                     A term that refers to ceasing
                                            production or the absence of
                                            production.


shut-in royalty clause                      A lease clause permitting the
                                            extension of a lease not held by
                                            production by payment of a per acre
                                            royalty.

slurry                                      Fine particles of uranium
                                            concentrated and suspended in water.

spot price                                  The price at which uranium may be
                                            purchased for delivery within one
                                            year.

surety obligations                          A bond, letter of credit, or
                                            financial guarantee posted by a
                                            party in favor of a beneficiary to
                                            ensure the performance of its or
                                            another party's obligations, e.g.,
                                            reclamation bonds,
                                            workers' compensation bond, or
                                            guarantees of debt instruments.

tailings Waste material from a mineral processing mill after the metals and minerals of a commercial nature have been extracted; or that portion of the ore which remains after the valuable minerals have been extracted.

Trade Tech                                  A Denver-based publisher of
                                            information for the nuclear fuel
                                            industry; the successor to the
                                            information services business of
                                            Nuexco.

uranium or uranium concentrates             U/3/O/8/, or triuranium octoxide.

U/3/O/8/ Triuranium octoxide equivalent contained in uranium concentrates, referred to as uranium concentrate.

waste Barren rock in a mine, or uranium in a rock formation that is too low in grade to be mined and milled at a profit.

              URANIUM RESOURCES, INC. AND CONSOLIDATED SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements
For The Years Ended December 31, 2001 and 2000

Independent Auditor's Report..............................................................................F-2

Consolidated Balance Sheets...............................................................................F-3

Consolidated Statements of Operations.....................................................................F-5

Consolidated Statements of Common Shareholders' Deficit...................................................F-6

Consolidated Statements of Cash Flows.....................................................................F-7

Notes to Consolidated Financial Statements................................................................F-8

         The accounts of the Company are maintained in United States dollars. All dollar amounts in the financial statements are stated in United States dollars except where indicated.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Uranium Resources, Inc.:
Lewisville, Texas

We have audited the accompanying consolidated balance sheets of Uranium Resources, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uranium Resources, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses due to depressed uranium prices and future working capital requirements are dependent on the Company's ability to generate profitable operations or raise additional capital. Should the Company not be able to generate profitable operations or raise additional capital, the Company in all likelihood will be forced to seek protection under the United States Bankruptcy Act. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN + ASSOCIATES LLP

Dallas, Texas
    March 18, 2002

                             URANIUM RESOURCES, INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                              December 31,
                                                             ---------------------------------------------
                                                                   2001                        2000
                                                             ----------------            -----------------
Current assets:
   Cash and cash equivalents                                $         549,043           $          212,523
   Receivables, net                                                    10,884                       20,883
   Materials and supplies inventory                                    67,163                       69,598
   Prepaid and other current assets                                    17,011                       19,912
                                                             ----------------            -----------------
        Total current assets                                          644,101                      322,916
                                                             ----------------            -----------------

Property, plant and equipment, at cost:
   Uranium properties                                              99,968,904                   99,532,193
   Other property, plant and equipment                                280,631                      383,166
   Less-accumulated depreciation,
        depletion and impairment                                 (99,542,028)                 (99,141,105)
                                                             ----------------            -----------------
        Net property, plant and equipment                             707,507                      774,254

Long-term investment:
        Certificate of deposit, restricted                          1,423,377                    2,858,895

Other assets                                                            4,299                        4,299
                                                             ----------------            -----------------
                                                            $       2,779,284           $        3,960,364
                                                             ================            =================

         The accompanying notes to financial statements are an integral part of these consolidated statements.

                             URANIUM RESOURCES, INC.

                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

                                                                              December 31,
                                                             ---------------------------------------------
                                                                   2001                        2000
                                                             ----------------            -----------------
Current liabilities:
   Accounts payable                                         $         121,163           $          199,183
   Current portion of long-term debt                                       --                          581
   Current portion of restoration reserve                              83,000                       83,000
   Other accrued liabilities                                          207,631                      201,281
                                                             ----------------            -----------------
        Total current liabilities                                     411,794                      484,045
                                                             ----------------            -----------------

Other long-term liabilities and deferred credits                    5,605,287                    5,010,631

Long-term debt, less current portion                                  585,000                      585,000

Commitments and contingencies (Notes 2, 6 and 12)

Shareholders' deficit:
        Common stock, $.001 par value, shares authorized:
        2001-   100,000,000;  2000   -35,000,000  ;
shares issued and outstanding
 (net of treasury shares):
        2001 - 48,992,278; 2000 - 22,740,366                         49,145                       22,893

        Paid-in capital                                            50,299,223                   48,240,477
        Accumulated deficit                                      (54,161,747)                 (50,373,264)
        Less:  Treasury stock (152,500 shares), at cost               (9,418)                      (9,418)
                                                             ----------------            -----------------
             Total shareholders' deficit                          (3,822,797)                  (2,119,312)
                                                             ----------------            -----------------
                                                            $       2,779,284           $        3,960,364
                                                             ================            =================

         The accompanying notes to financial statements are an integral part of these consolidated statements.

                             URANIUM RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Year Ended December 31,
                                                    ----------------------------------------------------------
                                                             2001                               2000
                                                    ----------------------            ------------------------
Revenues:
   Uranium sales -
        Produced uranium                          $                 --               $                121,954
        Purchased uranium                                           --                                815,148
                                                    ----------------------             -----------------------
            Uranium sales                                                0                            937,102

   Other uranium revenues                                           --                                144,793
                                                    ----------------------             -----------------------
                Total revenues                                           0                          1,081,895

Costs and expenses:
   Cost of uranium sales -
        Direct cost of purchased uranium                            --                                799,850
        Royalties                                                   --                                 16,626
        Operating expenses                                          55,668                            734,118
        Provision for restoration and reclamation
           costs                                                 2,072,399                             12,387
        Depreciation and depletion                                  35,434                            194,021
   Writedown of uranium properties and
      other uranium assets                                         474,549                          1,414,868
                                                    ----------------------             -----------------------
                Total cost of uranium sales                      2,638,050                          3,171,870
                                                    ----------------------             -----------------------

   Loss from operations
      before corporate expenses                                 (2,638,050)                        (2,089,975)

   Corporate expenses -
        General and administrative                               1,192,271                          1,359,381
        Depreciation                                                14,446                             22,572
                                                    ----------------------             -----------------------
                  Total corporate expenses                       1,206,717                          1,381,953
                                                    ----------------------             -----------------------
Loss from operations                                            (3,844,767)                        (3,471,928)

Other income (expense):
        Interest expense, net of capitalized                       (43,745)                          (126,859)
           interest
        Interest and other income, net                             100,029                            365,435
                                                    -----------------------            -----------------------
Net loss                                           $            (3,788,483)           $            (3,233,352)
                                                    =======================            =======================

Net loss per common share:
     Basic                                         $                 (0.09)           $                 (0.19)
                                                    =======================            =======================
     Diluted                                       $                 (0.09)           $                 (0.19)
                                                    =======================            =======================

          The accompanying notes to financial statements are an integral part of these consolidated statements.

                              URANIUM RESOURCES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                Common Stock
                                        -----------------------------         Paid-In         Accumulated      Treasury
                                          Shares          Amount              Capital           Earnings         Stock
                                                                                                (Deficit)
                                        -----------      --------          -------------     --------------    ---------

                                        -----------      --------          -------------     --------------    ---------
Balances, December 31, 1999              12,341,290    $   12,494        $    40,737,736   $  (47,139,912)   $   (9,418)
                                        -----------      --------          -------------     --------------    ---------

     Net loss                                   -              -                     -         (3,233,352)            -
     Common stock issuance for
          deferred compensation              67,598            68                 25,282              -               -
     Common stock issuance for
          debt                            2,111,478         2,111              6,269,635              -               -
     Common stock issuance for
          services                          720,000           720                465,324              -               -

     Common stock issuance                7,500,000         7,500                742,500              -               -
                                        -----------      --------          -------------     --------------    ---------
Balances, December 31, 2000              22,740,366    $   22,893        $    48,240,477   $  (50,373,264)   $   (9,418)
                                        -----------      --------          -------------     --------------    ---------

     Net loss                                   -              -                     -         (3,788,483)            -

     Common stock issuance for
          services                          189,412           189                   (189)             -               -

     Common stock issuance               26,062,500        26,063              2,058,935              -               -
                                        -----------      --------          -------------     --------------    ---------
Balances, December 31, 2001              48,992,278    $   49,145        $    50,299,223   $  (54,161,747)   $   (9,418)
                                        ===========      ========          =============     ==============    =========

          The accompanying notes to financial statements are an integral part of these consolidated statements.

                             URANIUM RESOURCES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended December 31,
                                                                ---------------------------------------------
                                                                     2001                        2000
                                                                ---------------           -------------------
Cash flows from operations:
   Net loss                                                   $     (3,788,483)          $        (3,233,352)
   Reconciliation of net loss to cash used in operations-
        Provision for restoration and reclamation costs               2,072,399                        12,387
        Depreciation and depletion                                       49,880                       216,593
        Writedown of uranium properties and other assets                474,549                     1,414,868
        Decrease in restoration and reclamation accrual             (1,612,893)                     (784,220)
        Other non-cash items, net                                       147,852                       207,679
                                                                ---------------           -------------------
Cash flow used in operations, before
   changes in operating working capital items                       (2,656,696)                   (2,166,045)
Effect of changes in operating working capital items-
   Decrease in receivables                                                9,999                     1,134,315
   Decrease in inventories                                                2,435                        42,832
   (Increase) decrease in prepaid and other current assets                2,901                       (3,206)
   Decrease in payables and accrued liabilities                        (71,670)                      228,276)
                                                                ---------------           -------------------
Net cash used in operations                                         (2,713,031)                   (1,220,380)

Investing activities:
   Decrease in investments                                            1,435,518                       792,863
   (Additions) reductions to property, plant and equipment -
        Kingsville Dome                                                (99,621)                        60,734
        Rosita                                                         (55,732)                     (159,043)
        Vasquez                                                        (80,722)                      (40,658)
        Churchrock                                                     (61,785)                     (108,274)
        Crownpoint                                                    (151,156)                       243,255
        Other property                                                 (21,368)                      (19,546)
                                                                ---------------           -------------------
Net cash provided by investing activities                               965,134                       769,331

Financing activities:
   Proceeds from borrowings                                             250,000                     -
   Payments of principal                                                  (581)                     (579,995)
   Issuance of common stock and warrants, net                         1,834,998                       750,000
                                                                ---------------           -------------------
Net cash provided by financing activities                             2,084,417                       170,005
                                                                ---------------           -------------------
Net increase (decrease) in cash and cash equivalents                    336,520                     (281,044)
Cash and cash equivalents, beginning of period                          212,523                       493,567
                                                                ---------------           -------------------
Cash and cash equivalents, end of period                      $         549,043          $            212,523
                                                                ===============           ===================

          The accompanying notes to financial statements are an integral part of these consolidated statements.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND DESCRIPTION OF COMPANY

         The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and include the accounts of Uranium Resources, Inc. ("URI") and its wholly owned subsidiaries (collectively "the Company"). All significant intercompany transactions have been eliminated in consolidation.

         URI was formed in 1977 and domesticated in Delaware in 1987. The Company is primarily engaged in the business of acquiring, exploring, developing and mining uranium properties, using the in situ leach ("ISL") or solution mining process. The primary customers of the Company are major utilities who utilize nuclear power to generate electricity. The Company continuously evaluates the creditworthiness of its customers. The Company has been, in the past, involved in a number of significant ISL uranium mining joint venture arrangements and has also provided consulting, plant design and construction expertise to other companies. At present the Company owns development properties in South Texas and in New Mexico. The Company's Rosita and Kingsville Dome uranium production facilities in South Texas resumed operations in June 1995 and March 1996. Production was ceased at both sites in the first quarter of 1999 when each of the production facilities were shut-in and placed on stand-by due to depressed uranium prices. Groundwater restoration activities are currently ongoing at both Kingsville Dome and Rosita.

INVENTORIES

         Materials and supplies inventory at the Company's Kingsville Dome and Rosita sites is valued at the lower of average cost or market.

PROPERTY, PLANT AND EQUIPMENT

Uranium Properties

         Capitalization of Development Costs - All acquisition and development costs (including financing, salary and related overhead costs) incurred in connection with the various uranium properties are capitalized. All properties with significant acquisition or incurred costs are evaluated for their realizability on a property-by-property basis. Any impairment of such costs is recognized through a reduction in the net carrying value of the asset. Such reduction in net carrying value is recorded by increasing the accumulated depreciation and/or depletion related to the applicable property. (see Note 3 - "Uranium Properties - Property Realizability").

         Depreciation and Depletion - Depletion of uranium mineral interests and related development costs is computed on a property-by-property basis using the units-of-production method based on the proved and probable recoverable uranium reserves as estimated periodically by the Company's geologists and engineers. Depreciation and depletion is provided on the investment costs, net of salvage value, of the various uranium properties' production plants and related equipment using the estimated production life of the uranium reserves. Other ancillary plant equipment and vehicles are depreciated using a straight line method based upon the estimated useful lives of the assets.

Other Property

         Other property consists of corporate office equipment, furniture and fixtures and transportation equipment. Depreciation on other property is computed based upon the estimated useful lives of the assets. Repairs and maintenance costs are expensed as incurred. Gain or loss on disposal of such assets is recorded as other income or expense as such assets are disposed.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

Capitalization of Interest

         The Company capitalizes interest cost with respect to properties undergoing exploration or development activities that are not subject to depreciation or depletion. The average interest rate on outstanding borrowings during the period is used in calculating the amount of interest to be capitalized. Interest capitalized in the twelve months ended December 31, 2001 and 2000 amounted to $0 and $61,000, respectively. Total interest costs in these periods were $44,000 and $188,000, respectively.

RESTORATION AND RECLAMATION COSTS

         Various federal and state mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality to the pre-existing mine area average quality. Accruals for the estimated future cost of restoration and reclamation are made on a per-pound basis as part of production costs, or when it is determined by an engineering study that an adjustment to the accrual is required. During the year ended December 31, 2001 the Company increased its accrual for restoration and reclamation costs by $2,072,000 as a result of revisions to the Company's estimates for future restoration and reclamation activities.

REVENUE RECOGNITION FOR CERTAIN URANIUM SALES

         The Company recognizes revenue from the sale of uranium under which substantially all of its obligations related to the delivery have been completed.

EARNINGS PER SHARE

         Net earnings (loss) per common share - basic has been calculated based on the weighted average shares outstanding during the year and net earnings
(loss) per common share - diluted has been calculated assuming the exercise or conversion of all dilutive securities. Due to net losses incurred for the two years presented there were no dilutive securities included in any of these years.

         The weighted average number of shares used to calculate basic and diluted loss per share were 41,839,000 and 17,335,000 in 2001 and 2000, respectively. The potential common stock that was excluded from the calculation of diluted earnings per share were 9,161,537 and 3,605,094 in 2001 and 2000, respectively.

UNAMORTIZED DEBT ISSUANCE COSTS

         Debt discount and related expenses arising from the issuance of debt securities are amortized by the effective interest method.

CONSOLIDATED STATEMENTS OF CASH FLOWS

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Additional disclosures of cash flow information follow:

                                           Twelve Months Ended December 31,
                                               2001               2000
                                         ---------------    ---------------
Cash paid during the period for:
     Interest                                $36,000            $110,000

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

         The change in inventories in the Consolidated Statements of Cash Flows during 2001 and 2000 excludes the changes in uranium inventories for non-cash capitalized restoration and depreciation and depletion provisions. Such decreases totaled ($0) and ($71,000), respectively.

         Additional non-cash transactions occurred in 2001 and 2000 and such transactions are summarized as follows:

In 2001, the Company issued approximately 189,000 shares of common stock to
its regulatory counsel in satisfaction of outstanding indebtedness.                            $ --

In 2001, the Company issued 3,125,000 shares of common stock to certain                        $250,000
private investors in satisfaction of outstanding indebtedness.

In 2000, the Company issued approximately 68,000 shares of common stock to
certain directors in satisfaction of compensation deferred by                                   $25,000
those individuals.

In 2000, the Company issued 720,000  shares of common stock to its
regulatory counsel in satisfaction of outstanding indebtedness.                                $466,000

In 2000, the Company issued approximately 2,111,000 shares of common stock for the conversion of the convertible note and accrued interest
to Lindner Investments and Lindner Dividend Fund.                                            $6,272,000

RESTRICTED CASH

         At December 31, 2001 and 2000 the Company had pledged a certificate of deposit of $1,423,000 and $2,859,000, respectively, in order to collateralize surety bonds required for future restoration and reclamation obligations related to the Company's South Texas production and development properties. These funds are not readily available to the Company and are not included in cash equivalents.

         In October 2000, the Company signed an agreement with Texas regulatory authorities and the Company's bonding company that provided the Company access to up to $2.2 million of Company funds pledged to secure the Company's restoration bonds. The entire $2.2 million has been released to the Company as of December 31, 2001. The funds were used by the Company to perform restoration at the Company's Kingsville Dome and Rosita mine sites in South Texas. The agreement expired December 31, 2001. A Second Restoration Agreement was entered into in January 2002 covering January through April 2002. This agreement provides us access to approximately $600,000 during this four month period to continue to conduct restoration activities.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. Such estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Specifically regarding the Company's uranium properties, significant estimates were utilized in determining the carrying value of these assets. The actual value realized from these assets may vary significantly from these estimates based upon market conditions, financing availability and other factors.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

         Regarding the Company's reserve for future restoration and reclamation costs, significant estimates were utilized in determining the future costs to complete the groundwater restoration and surface reclamation at the Company's mine sites. The actual cost to conduct these activities may vary significantly from the estimates.

RISKS AND UNCERTAINTIES

         Historically, the market for uranium has experienced significant price fluctuations. Prices are significantly impacted by global supply and demand which is affected by the demand for nuclear power, political and economic conditions, governmental legislation in uranium producing and consuming countries, and production levels and costs of production of other producing companies. Increases or decreases in prices received could have a significant impact on the Company's future results of operations.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

            In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which addresses financial accounting and reporting for business combinations. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for under the purchase method initiated before but completed after June 30, 2001. The adoption of SFAS No. 141 is not expected to have a material impact on the Company's financial position or results of operations.

         In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses, among other things, the financial accounting and reporting for goodwill subsequent to an acquisition. The new standard eliminates the requirement to amortize acquired goodwill; instead, such goodwill shall be reviewed at least annually for impairment. SFAS No. 142 is required to be adopted on January 1, 2002. The adoption of SFAS No. 142 is not expected to have a material impact on the Company's financial position or results of operations.

         In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for the recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS No. 143 on January 1, 2003 and is currently evaluating the impact on its financial position or results of operations.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 did not address the accounting for a segment of a business accounted for as a discontinued operation which resulted in two accounting models for long-lived assets to be disposed of. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 on January 1, 2002, and anticipates no impact on its financial position or results of operations.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

2.       FUTURE OPERATIONS

         The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Because uranium prices were depressed to a level below the cost of production, the Company ceased production activities in 1999 at both of its two producing properties. In 1999 and the first quarter of 2000 the Company monetized all of its remaining long-term uranium sales contracts and sold certain of its property and equipment to maintain a positive cash position. The market price of uranium continues to be below the Company's cost to produce uranium and the price needed to obtain the necessary financing to allow development of new production areas at the Company's South Texas sites.

         During 2000 and 2001, the Company sought to raise funds to permit it to continue operations until uranium prices increase to a level that will permit the Company to resume mining operations. In August 2000 and April 2001 the Company completed two private placements raising $750,000 and $2,085,000, respectively through the issuance of 7,500,000 and 26,062,500 shares of common stock, respectively, and warrants expiring in August 2005 to purchase an additional 5,625,000 shares of Common Stock. As adjusted for the April offering, the exercise price of the warrants is $0.14 per share. The funds raised in the private placements were used to fund the non-restoration overhead costs of the Company. The shares issued in the private placements represent approximately 69% of the outstanding Common Stock of the Company. The completion of the private placements resulted in a significant dilution of the current stockholders' equity in the Company.

         In addition, in October 2000, the Company finalized an agreement with Texas regulatory authorities and the Company's bonding company that provided the Company access to up to $2.2 million of Company funds pledged to secure the Company's restoration bonds. The entire $2.2 million has been released to the Company as of December 31, 2001. The funds were used by the Company to perform restoration at the Company's Kingsville Dome and Rosita mine sites in South Texas. The agreement expired December 31, 2001.

         A Second Restoration Agreement was entered into in January 2002 covering January through April 2002. This agreement provides us access to approximately $600,000 during this four month period to continue to conduct restoration activities. As a result of completing the Second Restoration Agreement, we believe that we have the cash to remain in business until mid 2002. Additional funds will be required in order for us to continue in business after that date.

         The Company will require additional capital resources to fund the development of its undeveloped properties. There is no assurance the Company will be successful in raising such capital or that uranium prices will recover to levels which will enable the Company to operate profitably. Should the Company be unable to achieve profitable operations or raise additional capital, it may be forced to seek protection under federal bankruptcy laws. The accompanying financial statements do not purport to reflect or provide for the consequences of a possible bankruptcy proceeding. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to liabilities, the amount that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; and (d) as to operations, the effect of any changes that may be made in its business. These factors, raise substantial doubt concerning the ability of the Company to continue as a going concern.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

3.       URANIUM PROPERTIES

PROPERTY REALIZABILITY

         The Company's potential illiquidity necessitated a reevaluation of the Company's method of valuing its uranium properties for accounting purposes. Prior to the fourth quarter of 1999, the Company had valued its uranium properties on a held for production basis, i.e., assuming that each property would be ultimately placed into production. Because of the Company's potential illiquidity, the Company determined that the liquidation value of the physical assets of each property best represented the fair market value of its long-term assets, and this valuation was used in determining the amount of impairment applicable to each of the Company's uranium properties.

         The Company applied the discounted cash flow method for valuing the properties, because it represented the most reasonable method available. Under this method, the Company reduced the carrying value of its uranium properties by $1.4 million in 2000 and $475,000 in 2001 with a corresponding charge against earnings.

KINGSVILLE DOME PROPERTY

         In 1981, the Company acquired an exploration property in South Texas, known as Kingsville Dome, from Exxon Corporation. After significant production in 1988-1990, the property was put on a standby basis because of low uranium prices, and production ceased in September 1990.

         Wellfield development activities began in December 1995 at Kingsville Dome which lead to the resumption of production at the property in March 1996. The Company ceased uranium production operations in the first quarter of 1999 and the property was placed on standby.

         Cost of uranium sales in 2000 and 2001 in the Consolidated Statements of Operations includes $500,000 and $29,000, respectively of costs incurred to maintain the facility while Kingsville Dome was on standby and not in production. At December 31, 2001, the Company believes that the property contains a significant amount of undeveloped mineralized uranium material. The Company has recorded impairment provisions in the years ended December 31, 2000 and 2001 of approximately $104,000 and $103,000,, respectively, for the Kingsville Dome property. The net carrying value of the property was approximately $389,000 at December 31, 2001.

ROSITA PROPERTY

         In late 1985, the Company acquired several lease holdings in a uranium prospect ("Rosita") in South Texas. Construction and development activities began in the first quarter of 1990 and were completed in September 1990 with production commencing immediately thereafter. The property was originally put on a standby basis and production ceased in March 1992.

         Wellfield development activity began in early 1995 at Rosita which lead to the resumption of production at the property in June 1995. The Company ceased uranium production operations in the first quarter of 1999 and the property was placed on standby.

         Cost of uranium sales in 2000 and 2001 in the Consolidated Statements of Operations includes $272,000 and $30,000, respectively of costs incurred to maintain the facility while Rosita was on standby and not in production. The Company has recorded impairment provisions in the years ended December 31, 2000 and 2001 of approximately $62,000 and $57,000, respectively for the Rosita property. The net carrying value of the property at December 31, 2001 was approximately $244,000.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

VASQUEZ PROPERTY

         The Company holds four mineral leases on 842 gross and net acres located in southwestern Duval County, in south Texas.

         The secondary lease term for this property expired in February 2000. URI tendered payment under the shut-in royalty clause of the leases in 2000 and 2001 and also holds its rights to the property through continuous development clauses in the leases. The lessor returned the Company's shut-in royalty payments for 2000 and 2001 without disclosing their reasons for rejecting the Company's payment. The Company believes that it will continue to hold its rights to the property under either the shut-in royalty or the continuing development clauses of the lease. The leases provide for royalties based on uranium sales.

         All of the required permits to begin uranium production for this property have been received from the Texas Natural Resource Conservation Commission and the Texas Department of Health.

         The Company has recorded impairment provisions in the years ended December 31, 2000 and 2001 of approximately $900,000 and $81,000, respectively for the Vasquez property. The net carrying value of the property was written down to zero at December 31, 2000 and 2001.

CHURCHROCK PROPERTIES

         In December 1986, the Company acquired properties in the Churchrock region of New Mexico.

         In September 1991, an additional 200 acres of leases were obtained in exchange for a future production royalty payment which, based upon the expected selling price of the uranium production, may vary between 5% and 10%.

         Permitting activities are currently ongoing on both of these properties. The net carrying value of these properties were written down to zero. Such writedown resulted in a pre-tax charge against earnings of approximately $109,000 and $62,000 in 2000 and 2001, respectively.

CROWNPOINT PROPERTY

         In August 1988, the Company acquired the Crownpoint property, consisting of 163 acres of leases and related equipment and buildings for cash payments of $550,000, amounts payable in future years of $950,000 and a sliding scale overriding royalty on future production. The present value of the future payable amount, $407,054 at December 31, 1996, is recorded as a purchase money obligation. Additionally, also in 1988, the Company staked 321 acres of claims in the same area. In August 1993, the Company acquired approximately 959 acres of leases adjoining the Crownpoint properties. The net carrying value of these properties were written down to approximately $61,000 at December 31, 2001. Such writedown resulted in a pre-tax charge against earnings of approximately $200,000 and $151,000 in 2000 and 2001, respectively.

SANTA FE PROPERTIES

         In March 1997 the Company acquired the fee interest in 177,000 acres and the exploration rights through 2014 on an additional 346,000 acres in north western New Mexico. To maintain the exploration rights the Company must spend $200,000 per year on exploration through 2007 and $400,000 per year thereafter through 2014. The Company has been informed by the grantor of such rights that it is in default of our exploration commitment and that unless the default is cured the exploration agreement may be cancelled. The Company does not expect to be able to cure the alleged default within the time frame specified. The grantor has refused to waive the default. The Company does not believe that the loss of these exploration rights will have a material adverse effect on it.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

         The net carrying value of the property at December 31, 2001 is zero. Impairment provisions resulted in a pre-tax charge against operations of approximately $18,000 and $17,000 in 2000 and 2001, respectively.

4.       CONTRACT COMMITMENTS

SALES CONTRACTS

         Long-term contracts have historically been the primary source of revenue to the Company. Currently, the Company does not have any remaining scheduled uranium deliveries under contract.

         The Company must secure new profitable uranium sales contracts in order for it to continue in existence. Demonstrated profitability under such new contracts will form the basis for the Company to be able to secure the requisite financing/equity infusion to resume production at its mine sites. The profitability under such new contracts will depend on a number of factors including the cost of producing uranium at the Company's mining properties, the Company's ability to produce uranium to meet its sales commitments and the spot market price of uranium.

         All uranium sales revenues for the twelve months ended December 31, 2000 were from sales to one customer for a total of $937,000.

5.       SHORT-TERM DEBT

NATIONSBANK CREDIT AGREEMENT

         In May 1996 the Company entered into a $3.0 million revolving-credit facility with NationsBank, N.A. ("Nations"). In July 1997 the facility was renewed and expanded to $5.0 million for a two-year term. The facility was renewed again for $3.0 million in July 1999 for a one-year term. This facility was secured by the Company's uranium inventory and/or its receivables from its uranium sales contracts with interest on the loan accruing at the prime rate plus 1%. In 2000 the facility expired and all remaining principal and interest payments were made.

6.       LONG-TERM DEBT

LINDNER NOTE

         On May 25, 1995 the Company borrowed an aggregate of $6 million from Lindner Investments and Lindner Dividend Fund (collectively the "Lender"), and issued secured convertible notes (the "Lindner Note"). The Lindner Note was initially issued for a term of three years and bore interest at an annual rate of 6.5% and was convertible at any time during the three-year term into 1.5 million shares of the Company's common stock at an initial conversion price of $4.00 per share. The Lender also received a three-year warrant to purchase 1.5 million shares of the Company's common stock at an initial price of $4.00 per share. In 1995, 500,000 warrants were exercised for $2.0 million. Certain others associated with the transaction were granted warrants and options to purchase up to 150,000 shares at an initial exercise price of $4.00 per share. As of December 31, 2001, these persons had exercised 62,500 shares of warrants under the agreement and 87,500 shares of warrants have expired.

         In March 1998, the Company and the Lender extended the maturity date of the Lindner Note to May 31, 2000. The note was convertible at any time during this term into 2.0 million shares of the Company's common stock at a conversion price of $3.00 per share. In connection with this transaction the Company allocated $408,000 to the value of the warrants resulting in an effective rate of 10% on the refinanced note. All costs associated with these warrants have been amortized.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

         In February 2000, the entire $6,000,000 plus accrued interest of $334,000 were converted into 2,111,478 shares of the Company's common stock. The remaining warrants expired unexercised on May 31, 2000.

BENTON CONVERTIBLE NOTE

         During 1994, the Company engaged in certain transactions with companies controlled by Mr. Oren L. Benton (the "Benton Companies"). In 1995, Benton and various of the Benton Companies filed for protection under Chapter 11 of the Federal Bankruptcy Code (the "Benton Bankruptcy"). In 1998 the Trustee sought recovery of approximately $1.6 million of payments made by certain of the Benton Companies to the Company, claiming that the payments and advances were avoidable as preferential and/or fraudulent transfers. On July 17, 2000, the parties entered into a settlement agreement whereby the Company issued a $135,000 Convertible Note due July 17, 2005, assigned its rights under a $65,000 Promissory Note from Benton and assigned certain claims against Union Bank of Switzerland in settlement of the complaint. Interest on the Convertible Note is due at maturity and the Note bears interest at a rate of 6% per annum. The Company may prepay the Note at any time and the holder of the Note may convert all principal and accrued interest into shares of the Company's common stock at a conversion price of $0.75 per share.

SUMMARY OF LONG-TERM DEBT

                                                                    At December 31,
                                                  ----------------------------------------------------
                                                              2001                          2000
                                                       -----------------             -----------------
Long-term debt of the Company consists of:
     Crownpoint property (Note 3)                    $          450,000            $          450,000
     Benton Convertible Note                                    135,000                       135,000
     Other                                                       --                               581
                                                       -----------------             -----------------
                                                                585,000                       585,581
     Less - Current portion                                      --                               581
                                                       -----------------             -----------------
          Total long-term debt                       $          585,000            $          585,000
                                                       =================             =================

Maturities of long-term debt are as follows:

For the Twelve Months Ended:                   For the Twelve Months Ended:
------------------------------                 ------------------------------
December 31, 2001               $      --      December 31, 2004                $      --

December 31, 2002               $      --      December 31, 2005                $ 135,000

December 31, 2003               $      --      December 31, 2006 and beyond     $ 450,000

7.       RELATED-PARTY TRANSACTIONS

         See note 6 for conversion of Lindner Note.

8.       SHAREHOLDERS' DEFICIT

COMMON STOCK

Common Stock Issued in 2000

         In 2000, the Company issued 67,598 shares of common stock to certain officers and directors of the Company in connection with the Uranium Resources, Inc. 1999 Deferred Compensation Plan (the "Plan") in satisfaction of compensation deferred by those individuals.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

         In August 2000, the Company raised $750,000 of equity by the issuance of 7.5 million shares of Common Stock at $0.10 per share to a group of private investors. The investors were also issued five-year warrants to purchase an aggregate of 5,625,000 shares of Common Stock at an exercise price of $0.14 per share that are exercisable through August 2005.

Common Stock Issued in 2001

         In April 2001, the Company raised an additional $1.8 million of equity by the issuance of 22.9 million shares of Common Stock at $0.08 per share to a group of private investors. An additional 3.1 million shares of Common Stock were issued to some of these investors in satisfaction of an outstanding loan of $250,000. Interest accrued on this loan at a rate of 11% per annum. In 2001 interest paid on this loan totaled $5,000.

Increase in Authorized Shares

         In March 2001, the Company's stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock, par value $0.0001 per share (the "Common Stock'), from 35,000,000 to 100,000,000. Stockholders also approved an amendment to the Company's 1995 Stock Incentive Plan (the "1995 Plan"), to increase the number of shares of the Company's Common Stock eligible for issuance under the 1995 Plan from 1,250,000 shares to 4,000,000 shares.

Settlement of Regulatory Counsel Indebtedness

         The Company reached a compromise with its regulatory counsel settling an outstanding indebtedness of approximately $566,000 for a payment of $100,000 in cash, the assignment of certain claims, the issuance of 720,000 shares of Common Stock. In 2001, an additional 189,412 shares of Common Stock were issued in completion of the settlement agreement.

Lindner Note Conversion

         In February 2000, the Company converted the Lindner Note as discussed in Note 6, into 2,111,478 shares of common stock. See Note 6 - Long-Term Debt "Lindner Note" for further discussion.

Financial Advisors' Options

         On May 25, 1995, the Company granted options to purchase 150,000 shares at an initial conversion price of $4.00 per share to certain financial advisors associated with the Lindner Note transaction. The options were immediately exercisable. See note 6 for discussion of the exercise and expiration of such options.

STOCK OPTIONS

Directors Stock Options

         On May 25, 1995, the Company granted options to certain directors of URI, to purchase 200,000 shares of the Company's common stock at an exercise price of $4.50 per share. All such options were immediately exercisable and were originally scheduled to expire May 24, 1998 or 30 days after the holder ceases to be a director of the Company or one year after such holder's death, whichever occurs first. In November 1997, the term of these options was extended for three years and the exercise price was increased to $4.75 per share. In May 2001 these options expired unexercised.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

         On August 16, 1995, the Company granted options to a director of URI, to purchase 100,000 shares of the Company's common stock at an exercise price of $8.38 per share which was the fair market value of a share of common stock on August 16, 1995. Such options were immediately exercisable and were originally scheduled to expire May 24, 1998, 30 days after the holder ceases to be a director of the Company or one year after his death, whichever occurs first. In November 1997, the term of these options was extended for three years and the exercise price was increased to $8.63 per share. In June 2001 these options expired unexercised.

         On June 19, 2001, the Company granted options to certain directors of URI to purchase 300,000 shares of the Company's common stock at an exercise price of $0.22 per share. All such options are immediately exercisable and are scheduled to expire June 19, 2011 or 30 days after the holder ceases to be a director of the Company or one year after such holder's death, whichever occurs first. None of these options has been exercised as of December 31, 2001.

Options Issuable for Deferred Compensation

         The Company has a 1999 Deferred Compensation Plan (the "1999 Plan") and a 2000-2001 Deferred Compensation Plan (the "2000-2001 Plan") whereby executive officers and directors were permitted to defer up to 100% of their compensation for the years 1999-2001.

         Under the 1999 Deferred Compensation Plan (the "1999 Plan") executive officers and directors of the Company and its subsidiaries were permitted to defer until January 11, 2006 up to 100% of their 1999 salary. At the time of the deferral election, a participant could elect to receive payment of up to 100% of the deferred amount of salary in shares of our Common Stock. A total of $241,690 was deferred under the 1999 Plan of which $133,450 was paid by issuing 355,861 shares of Common Stock at $0.375 per share.

         The Company also has a 2000-2001 Deferred Compensation Plan (the "2000-2001 Plan"). Under that plan executive officers and directors were permitted to defer up to 100% of their 2000 and 2001 salary with payment thereof to be made on January 11, 2006. On or before that date, the participant may elect to receive the deferred amount in shares of our Common Stock valued at $0.20 per share. As of December 31, 2001, a total of $336,090 has been deferred under that plan and no elections have yet been made to convert any such amounts into shares.

MARKET FOR COMMON STOCK

         Before March 24, 1999 the Company's Common Stock was traded on NASDAQ National Market under the trading symbol URIX. On March 23, 1999, the common stock was delisted from the NASDAQ National Market. From March 24, 1999 through November 13, 2000 the stock was quoted on the Over the Counter Bulletin Board (the "OTCBB"). On November 14, 2000 the stock became ineligible for trading on the OTCBB and began trading on the Pink Sheets. Commencing August 22, 2001 the stock again was quoted on the OTCBB.

9.       STOCK-BASED COMPENSATION PLANS

         The Company has three stock option plans, the Employees' Stock Option Plan, the 1995 Stock Incentive Plan and the Directors' Stock Option Plan. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 ("FAS 123"), the Company's net loss and loss per share ("EPS") for the year ended December 31, 2001 and 2000 would have been adjusted to the following pro forma amounts:

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

                                             2001              2000
                                             ----              ----
Net Earnings (Loss):      As reported  $ (3,788,483)     $  (3,233,352)
                            Pro forma  $ (3,905,786)     $  (3,320,907)

          Basic EPS:      As reported  $      (0.09)     $       (0.19)
                            Pro forma  $      (0.09)     $       (0.19)

        Diluted EPS:      As reported  $      (0.09)     $       (0.19)
                            Pro forma  $      (0.09)     $       (0.19)

         The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001 and 2000, respectively: expected volatility of 101% and 99% and risk-free interest rates of 5.6% and 6.5%. An expected life of 7.4 and 4.3 years was used for options granted to the employees and directors, respectively.

         The FAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, and accordingly the resulting pro forma compensation cost may not be representative of that to be expected in future years.

         The Directors' Stock Option Plan provides for the grant of 20,000 stock options to each of the non-employee directors along with additional annual grants of stock options upon re-election as directors at the Company's annual meeting. Currently there are 91,000 stock options outstanding under the Directors' Stock Option Plan. Also, on January 15, 1992, the Board of Directors approved the grant of 577,248 stock options under the Employees' Stock Option Plan. All of the previously outstanding options were canceled upon the effectiveness of the new options. On August 10, 1994, the Board of Directors increased the available options under the Employees' Stock Option Plan and the Directors' Stock Option Plan to 850,000 options and 150,000 options, respectively. On October 11, 1995, the Board of Directors elected to discontinue grants under the Employees' Stock Option Plan with the adoption of a stock incentive plan covering key employees. The 1995 Stock Incentive Plan provided for the grant of a maximum of 750,000 stock options. These options may be incentive or nonqualified stock options. On June 5, 1998, the Company's stockholders approved an increase in the available shares under the Stock Incentive Plan to 1,250,000. During 2000 the Company's board of directors approved an increase the available shares under the Stock Incentive Plan to 4,000,000, subject to stockholder approval. Such approval was received in March 2001. As of December 31, 2001, there are 2,588,795 shares subject to outstanding options under the 1995 Stock Incentive Plan.

Additional details about the options granted under the stock option plans are as follows:

                                                               ------------------------------------------------------
                                                                                  At December 31, 2001
                                                               ------------------------------------------------------
                                                                  Options
                                      Exercise       Options     Available     Options       Options       Options
           Date of Grant               Price         Granted       for        Exercised      Canceled    Outstanding
                                                                 Exercise
---------------------------------------------------------------------------------------------------------------------
 January 15, 1992                     $2.94           617,248       14,437      327,625       275,186         14,437
 May 22, 1992                         $3.00             2,000           --        1,000         1,000             --
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1992                      619,248       14,437      328,625       276,186         14,437
---------------------------------------------------------------------------------------------------------------------
 February 26, 1993                    $2.50            10,000           --        2,500         7,500             --
 May 27, 1993                         $3.50             2,000           --          500         1,500             --
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1993                      631,248       14,437      331,625       285,186         14,437
---------------------------------------------------------------------------------------------------------------------
 July 11, 1994                        $4.38            20,000       20,000           --            --         20,000
 August 10, 1994                      $4.25           140,000       19,000        1,000       120,000         19,000
 December 15, 1994                    $5.88             3,000        2,000           --         1,000          2,000

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

                                                               ------------------------------------------------------
                                                                                  At December 31, 2001
                                                               ------------------------------------------------------
                                                                  Options
                                      Exercise       Options     Available     Options       Options       Options
           Date of Grant               Price         Granted       for        Exercised      Canceled    Outstanding
                                                                 Exercise
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1994                      794,248       55,437      332,625       406,186         55,437
---------------------------------------------------------------------------------------------------------------------
 February 24, 1995                    $4.13           210,000      100,000           --       110,000        100,000
 April 12, 1995                       $3.88            10,000       10,000           --            --         10,000
 May 26, 1995                         $3.75            40,000       20,000           --        20,000         20,000
 August 16, 1995                      $8.38           100,000      100,000           --            --        100,000
 August 31, 1995                      $6.88           127,508       40,200           --        87,308         40,200
 October 11, 1995                     $6.94            35,000       35,000           --            --         35,000
 December 19, 1995                    $5.50             3,000        2,000           --         1,000          2,000
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1995                    1,319,756      362,637      332,625       624,494        362,637
---------------------------------------------------------------------------------------------------------------------
 February 22, 1996                    $9.75           178,810       65,880           --       112,930         65,880
 May 29, 1996                         $17.00            3,000        2,000           --         1,000          2,000
 May 30, 1996                         $16.13           75,000           --           --        75,000             --
 July 22, 1996                        $11.13           50,000           --           --        50,000             --
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1996                    1,626,566      430,517      332,625       863,424        430,517
---------------------------------------------------------------------------------------------------------------------
 February 10, 1997                    $7.125          182,405       67,915           --       114,490         67,915
 April 1, 1997                        $5.50            55,000       55,000           --            --         55,000
 May 1, 1997                          $5.00             3,000        2,000           --         1,000          2,000
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1997                    1,866,971      555,432      332,625       978,914        555,432
---------------------------------------------------------------------------------------------------------------------
 February 23, 1998                    $2.9375         172,000       86,250           --        57,000        115,000
 June 5, 1998                         $2.50             3,000        1,500           --         1,000          2,000
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1998                    2,041,971      643,182      332,625     1,036,914        672,432
---------------------------------------------------------------------------------------------------------------------
 June 18, 1999                        $0.25             2,000        1,000           --            --          2,000
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1999                    2,043,971      644,182      332,625     1,036,914        674,432
---------------------------------------------------------------------------------------------------------------------
 September 27, 2000                   $0.20         2,250,000      562,500           --            --      2,250,000
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 2000                    4,293,971    1,206,682      332,625     1,036,914      2,924,432
---------------------------------------------------------------------------------------------------------------------
 February 28, 2001                    $0.19           475,500      158,498           --            --        475,500
---------------------------------------------------------------------------------------------------------------------
 June 19, 2001                        $0.22            20,000           --           --            --         20,000
---------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 2001                    4,789,471    1,365,180      332,625     1,036,914      3,419,932
=====================================================================================================================

         The exercise price for the options granted under the stock option plans has been the market price of the common stock on the date granted. The terms of the options provide that no options may be exercised for one year after grant, and then for ratable exercise over the subsequent four-year period, with a total exercisable period of ten years.

         The exercise price for the options granted under the Stock Incentive Plan has been the market price of the common stock on the date granted. The terms of the options are determined by the Board of Directors upon grant; however, no options may be exercised after a period of ten years. The weighted average fair value of options granted in 2001 and 2000 were $0.16 and $0.15, respectively.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

10.      FEDERAL INCOME TAXES

         The deferred federal income tax asset consists of the following:

                                                                          December 31,
                                                            ------------------------------------------
                                                                 2001                       2000
                                                            ---------------            ---------------
Property development costs - net of amortization         $     9,645,000            $    10,396,000
Accelerated depreciation                                        (118,000)                  (114,000)
Restoration reserves                                           1,674,000                  1,517,000
Net operating loss and percentage
   depletion carryforwards                                        16,000                     15,000
Valuation allowance and other - net                          (11,217,000)               (11,814,000)
                                                            ---------------            ---------------
     Total deferred income tax asset                     $             0            $             0
                                                            ===============            ===============

Major items causing the Company's tax provision to differ from the federal statutory rate of 34% were:

                                            For the Twelve Months Ended December 31,
                                            2001                                2000
                         -------------------------------    --------------------------------
                                               % of                                  % of
                             Amount            Pretax           Amount              Pretax
                             ------            Income           ------              Income
                                               ------                               ------
Pretax loss                $(3,788,483)                       $(3,233,352)
                         --------------      ----------     --------------      -----------
Pretax loss times
  statutory tax rate        (1,288,000)           (34%)        (1,099,000)            (34%)
Increases in taxes
  resulting from:
   Percentage
 depletion                   1,288,000             34%          1,099,000              34%
                         --------------      ----------     --------------      -----------
Income tax benefit                  $0              0%                 $0               0%
                         ==============      ==========     ==============      ===========

         The Company's net operating loss carryforwards generated in 2001 and in prior years have generally been valued, net of valuation allowance, at Alternative Minimum Tax ("AMT") rates imposed by the 1986 Tax Reform Act ("the 86 ACT"). It is assumed that these deferred tax assets will be realized at such rates.

         At December 31, 2001, approximately $45,418,000 of percentage depletion (available for regular tax purposes) had not been utilized to shelter book income and is available to carry forward to future accounting periods. The Company received refunds of $183 and $1,115 from prior year's federal income payments in 2001 and 2000, respectively.

         The Company also has available for regular federal income tax purposes at December 31, 2001 estimated net operating loss ("NOL") carryforwards of approximately $36,793,000 which expire primarily in 2004 through 2021, if not previously utilized. Following the sale of stock in 2001 described in Note 2, use of the Company's NOL will be severely limited on an annual and aggregate basis. For this reason, the NOL is not included as a deferred tax asset in the table above.

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

11.      OTHER LONG-TERM LIABILITIES AND DEFERRED CREDITS

Other long-term liabilities and deferred credits on the balance sheet consisted of:

                                                                               December 31,
                                                                     ----------------------------------
                                                                          2001               2000
                                                                     ---------------     --------------
Reserve for future restoration and reclamation costs,
   net of current portion of $83,000 in
   2001 and 2000 (Note 1)                                          $      4,730,161    $     4,270,655
Long-term accounts and interest payable                                      11,796              3,696
Royalties payable                                                           500,000            500,000
Deferred compensation                                                       363,330            236,280
                                                                     ---------------     --------------
                                                                   $      5,605,287    $     5,010,631
                                                                     ===============     ==============

         The Company's future restoration costs at December 31, 2001 and 2000 are primarily related to groundwater restoration and surface reclamation at its Kingsville Dome and Rosita mine sites in South Texas. At December 31, 2001 the Company has estimated future costs to be and has accrued $3,118,000 and $1,528,000, respectively, for estimated future restoration and reclamation costs for the Kingsville Dome and Rosita sites. At December 31, 2000 the Company had accrued of $2,465,000 and $1,784,000, respectively for Kingsville Dome and Rosita.

12.      COMMITMENTS AND CONTINGENCIES

         The Company's mining operations are subject to federal and state regulations for the protection of the environment, including water quality. These laws are constantly changing and generally becoming more restrictive. The ongoing costs of complying with such regulations have not been significant to the Company's annual operating costs. Future mine closure and reclamation costs are provided for as each pound of uranium is produced on a unit-of-production basis. The Company reviews its reclamation obligations each year and determines the appropriate unit charge. The Company also evaluates the status of current environmental laws and their potential impact on their accrual for costs. The Company believes its operations are in compliance with current environmental regulations.

         The Company is from time to time involved in various legal proceedings of a character normally incident to its business. Management does not believe that adverse decisions in any pending or threatened proceedings will have a material adverse effect on the Company's financial condition or results of operations.

13.      DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. The Company is unable to assess the fair value of its debt instrument at December 31, 2001 due to the Company's financial position and its inability to secure comparable financing.

14.      SUBSEQUENT EVENT

         On December 4, 2001, the Company commenced an action in the 229th Judicial District Court in Duvall County, Texas against the lessors for the Vasquez property to declare that the leases remain in full force and effect. The lease term expired in February 2000. The leases contain clauses that permit the extension of the term of the leases if the Company is engaged in operations designed to establish production. In addition the leases permit the Company to pay a per acre royalty to extend the term. The Company tendered payment of the required royalty in 2000, 2001 and 2002. The lessor returned all such payments without disclosing their reasons for rejecting the payment. The Company believes that it

                              URANIUM RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

continues to hold its rights to the property under either the shut-in royalty or the continuing development clauses of the leases. The Company has been informed that the lessors granted a lease to a third party, Everest Exploration, that was contingent upon the termination of the leases. Everest has moved to intervene and has asserted a claim that the leases have expired. While the Company believes that the leases remain in full force and effect, the Company is unable to predict the outcome of this case.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

         The Bylaws of the Company provide for the broad indemnification by the directors and officers of the Company and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. The Company also has entered into indemnification contracts with its directors and officers.

         The Company maintains a policy of directors and officers liability insurance which reimburses the Company for expenses which it may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Company is unable to do so.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

---------------------------------------------------------------------------------------
Securities and Exchange Commission registration fee
---------------------------------------------------------------------------------------
Legal fees and expense                                                     *$34,000

Accounting fees and expenses                                               * $3,000

Other                                                                      * $3,000
---------------------------------------------------------------------------------------
                                                                           *$40,000
Total
---------------------------------------------------------------------------------------

*  Estimated. None of such expenses will be paid by Selling Security
Holders
---------------------------------------------------------------------------------------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In 1999, we issued 288,263 shares of common stock to certain officers and directors of the Company in connection with the Uranium Resources, Inc. 1999 Deferred Compensation Plan in a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder.

         In August 2000 and January 2001 we issued 720,000 and 189,412 shares of Common Stock respectively to our regulatory counsel settling an outstanding indebtedness of $250,000 in a transaction not involving a public offering under
Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

         In 2000, we issued 67,598 shares of common stock to certain directors of the Company in connection with the 1999 Deferred Compensation Plan in satisfaction of $25,349 of compensation deferred by those individuals, in a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

         In February 2000 the Company issued 2,111,478 shares of common stock to two institutions that were accredited investors in a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder in exchange for the cancellation of indebtedness of $6 million plus accrued interest.

          In August 2000, we sold 7.5 million shares of Common Stock at $0.10 per share (an aggregate of $750,000) in a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder to a limited number of accredited investors. The investors were also issued five-year warrants to purchase an aggregate of 5,625,000 shares of Common Stock with an initial exercise price of $0.20 per share (currently $0.14 per share).

         In April 2001, we sold 29,187,500 shares of common stock at $0.08 per share (an aggregate of $2,335,000) in a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder to a limited number of accredited investors.




ITEM 27. EXHIBITS

         See page E-1 for a list of Exhibits filed with this Registration Statement.

ITEM 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");


                           (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([sec]. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any additional or changed material information on the plan of distribution.

                  (2) that, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described in
Item 24 above, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-B-2 and has duly caused this Pre-Effective Amendment #2 to its Registration Statement (Registration No. 333-73014) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, as of this 7th day of May, 2002.


                                       URANIUM RESOURCES, INC.

                                       By: /s/ Paul K. Willmott

                                                   President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment #2 to its Registration Statement (Registration No. 333-73014) has been signed by the following persons in the capacities and as of the dates indicated.

             Signature                              Title                                Date
             ---------                              -----                                ----

/s/ Paul K. Willmott*                 Chief Executive Officer,            May 7, 2002
----------------------                President and Director
Paul K. Willmott                      (Principal Executive Officer)

/s/ Thomas H. Ehrlich*                Chief Financial Officer             May 7, 2002
-----------------------               Chief Financial and Accounting
Thomas H. Ehrlich                     Officer)

/s/ Leland O. Erdahl*                 Director                            May 7, 2002
----------------------
Leland O. Erdahl

/s/ George R. Ireland*                Director                            May 7, 2002
-----------------------
George R. Ireland

/s/ Rudolf J. Mueller*                Director                            May 7, 2002
-----------------------
Rudolf J. Mueller

        /s/  Paul K. Willmott
*By: _____________________________________
         Paul K Willmott, Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                         Description
     Number
      3.1* Restated Certificate of Incorporation of the Company, as amended (filed with the Company's Annual Report on Form 10-K dated March 27, 1997).

    3.1.1* Certificate Amendment to the Certificate of Incorporation dated June 22, 1999 (filed with the Company's Quarterly Report on Form 10-Q dated August 16, 1999, SEC File Number 000-17171).

    3.1.2* Certificate Amendment to the Certificate of Incorporation dated March 23, 2001 (filed with the Company's Annual Report on Form 10-KA dated July 26, 2001, SEC File Number 000-17171).

      3.2* Restated Bylaws of the Company (filed with the Company's Form S-3 Registration No. 333-17875 on December 16, 1996).

      4.1* Common Stock Purchase Agreement dated February 28, 2001 between the Company and Purchasers of the Common Stock of the Company (filed with the Company's Annual Report on Form 10-KA dated July 26, 2001, SEC File Number 000-17171).


     5.1**      Opinion of Baker & Hostetler, counsel to the Company.


     10.1* Amended and Restated Directors Stock Option Plan (filed with the Company's Form S-8 Registration No. 333-00349 on January 22, 1996).

     10.2* Amended and Restated Employee's Stock Option Plan (filed with the Company's Form S-8 Registration No. 333-00403 on January 24,
                1996).

    10.3**      Amended and restated 1995 Stock Incentive Plan.

     10.4* Non-Qualified Stock Option Agreement dated June 19, 2000 between the Company and Leland O. Erdahl (filed with the Company's 10-QSB dated August 13, 2001, SEC File Number 000-17171).

     10.5* Non-Qualified Stock Option Agreement dated June 19, 2000 between the Company and George R. Ireland (filed with the Company's 10-QSB dated August 13, 2001, SEC File Number 000-17171).

     10.6* Non-Qualified Stock Option Agreement dated June 19, 2000 between the Company and Rudolf J. Mueller (filed with the Company's 10-QSB dated August 13, 2001, SEC File Number 000-17171).

     10.7* Summary of Supplemental Health Care Plan (filed with Amendment No. 1 to the Company's Form S-1 Registration Statement (File No. 33-32754) as filed with the Securities and Exchange Commission on February 20, 1990).

----------------------------
* Not filed herewith. Incorporated by reference pursuant to Rule 12b-32 under the Securities and Exchange.

** Filed Previously

    Exhibit                           Description
    Number
     10.9* License to Explore and Option to Purchase dated March 25, 1997 between Santa Fe Pacific Gold Corporation and Uranco, Inc. (filed with the Company's Annual Report on Form 10-K dated March 31, 1997, SEC File Number 000-17171).

    10.12* Compensation Agreement dated June 2, 1997 between the Company and Paul K. Willmott (filed with the Company's Annual Report on Form 10-K dated March 31, 1998, SEC File Number 000-17171).

    10.13* Compensation Agreement dated June 2, 1997 between the Company and Richard A. Van Horn (filed with the Company's Annual Report on Form 10-K dated March 31, 1998, SEC File Number 000-17171).

    10.14* Compensation Agreement dated June 2, 1997 between the Company and Thomas H. Ehrlich (filed with the Company's Annual Report on Form 10-K dated March 31, 1998, SEC File Number 000-17171).

    10.15* Compensation Agreement dated June 2, 1997 between the Company and Mark S. Pelizza (filed with the Company's Annual Report on Form 10-K dated March 31, 1998, SEC File Number 000-17171).

    10.16* Uranium Resources, Inc. 1999 Deferred Compensation Plan (filed with the Company's Annual Report on Form 10-K dated March 31, 1999, SEC File Number 000-17171).

    10.18* Kingsville Dome and Rosita Mines Agreement dated October 11, 2000 between the Company, the Texas Natural Resources Conservation Commission, the Texas Department of Health and the United States Fidelity & Guaranty Company (filed with the Company's Annual Report on Form 10-KA dated July 26, 2001, SEC File Number 000-17171).

    10.19* Second Kingsville Dome and Rosita Mines Agreement dated January 1, 2002 between the Company, the Texas Natural Resources Conservation Commission, the Texas Department of Health and the United States Fidelity & Guaranty Company (filed with the Company's Annual Report on Form 10-KSB dated March 29, 2002, SEC File Number 000-17171).

    10.20* Agreed Order dated March 8, 2002 between the Texas Department of Health and URI, Inc. (filed with the Company's Annual Report on Form 10-KSB dated March 29, 2002, SEC File Number 000-17171).


   10.21** Promissory Note dated July 17, 2000 in the original principal amount of $135,000.


       16*      Letter on change in certifying accountant.

      21**      List of subsidiaries.


    23.1**      Consent of Independent Public Accountants.



    23.2**      Consent of Baker & Hostetler LLP (included in Exhibit 5.1).


----------------------------
* Not filed herewith. Incorporated by reference pursuant to Rule 12b-32 under the Securities and Exchange.

** Filed Previously

    Exhibit                          Description
    Number

    24.1** Power of Attorney (included on page II-7 of this Registration Statement).

--------------------------
** Filed Previously